Exhibit 2.1

SHARE PURCHASE AGREEMENT

Made as of October 30, 2013

Between

HOLDERS OF ALL ISSUED AND OUTSTANDING SHARES OF THE CORPORATION
LISTED IN SCHEDULE A

(Collectively, the “Sellers” and individually, the “Seller”)

and

THE SELLERS’ REPRESENTATIVE

and

IWEB GROUP INC.

(“Corporation”)
and

8672377 CANADA INC.

(“Buyer”)
and

INTERNAP NETWORK SERVICES CORPORATION

(“Internap”)

SHARE PURCHASE AGREEMENT

This Agreement is made as of October 30, 2013 between

HOLDERS OF ALL ISSUED AND OUTSTANDING SHARES OF THE CORPORATION LISTED IN SCHEDULE A, attached hereto;

(Collectively referred to as the “Sellers” and individually as the “Seller”)

and

NOVACAP TECHNOLOGIES III, L.P. (solely in its capacity as the Sellers’ Representative in accordance with Section 14.14 hereof);

(“Sellers’ Representative”)

and

IWEB GROUP INC., a legal person validly constituted under the Canada Business Corporations Act, having a place of business at 20 Place du Commerce, Nuns’ Island, Verdun, Quebec H3E 1Z6, herein represented by Éric Chouinard, its President, duly authorized as he so declares;

(“Corporation”)

and

8672377 CANADA INC., a legal person validly constituted under the Canada Business Corporations Act, having a place of business at 5300 Commerce Court West, 199 Bay Street, Toronto, ON M5L 1B9, herein represented by John B. Maggard, its Assistant Treasurer, duly authorized as he so declares;

(“Buyer”)

and

INTERNAP NETWORK SERVICES CORPORATION, a legal person validly constituted under the Delaware General Corporation Law, having a place of business at One Ravinia Drive, Suite 1300, Atlanta, Georgia U.S.A. 30346;

(“Internap”)

PREAMBLE

A.           Sellers are the owners of all of the issued and outstanding shares of the share capital of the Corporation, as set forth in Schedule A;

B.           Sellers wish to sell to Buyer and Buyer wishes to buy from Sellers all the issued and outstanding shares of the share capital of the Corporation, as set forth in Schedule A.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

Article 1 – interpretation

Section 1.1 Definitions

In the Agreement, unless the context indicates otherwise, the definitions set out in Schedule 1.1 attached hereto, apply and any grammatical variation of the words or expressions so defined shall have the correlative meaning.

Section 1.2 Gender and Number

In the Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

Section 1.3 Entire Agreement

(1)         The Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties pertaining to the subject matter of the Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Final Bid Letter by and between Internap and the Corporation dated September 20, 2013.

(2)         There are no representations, warranties or other agreements between the Parties in connection with the subject matter of the Agreement except as specifically set out in the Agreement or the other Transaction Documents.

(3)         No Party has been induced to enter into the Agreement in reliance on, and there will be no liability assessed with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in the Agreement or in the other Transaction Documents.

Section 1.4 Headings

The division of the Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of the Agreement.

Section 1.5 Including

Every use of the word “including” in the Agreement is to be construed as meaning “including, without limitation”.

Section 1.6 Ordinary Course of Business

Every use of the words “Ordinary Course of Business” in the Agreement is to be construed as meaning that, with respect to an action taken by a Person, such action is consistent with the past practices since October 1, 2011 of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, or any change or effect which arises in the ordinary course of the normal day-to-day operations of a Person.

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Section 1.7 References

References in the Agreement to an Article, Section, Schedule or Exhibit are to be construed as references to an Article, Section, Schedule or Exhibit of or to the Agreement.

Section 1.8 Time periods

Unless otherwise specified in the Agreement, time periods within which or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day. All references to times of day are to the times of day in Montreal, Québec.

Section 1.9 Statutes

Unless otherwise specified, any reference in the Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

Section 1.10 Schedules and Exhibits

(1)         The following Schedules and Exhibits are attached to and incorporated by reference into the Agreement:

Schedule	Subject Matter
A	Holders of Shares
1.1	Definitions
1.1-115	Permitted Encumbrances
3.1	General Representations and Warranties of the Corporation
3.2	Disclosure Schedule
6.1(b)	Restrictions on Conduct of the Corporation
6.8(a)	Employees
12.1(c)	Indemnification Matters

Exhibit	Subject Matter
1.1-12	Form of Balance Sheet
1.1-22	Form of Cash and Debt Statement
1.1-160	Form of Working Capital Statement
2.4(1)	Form of Estimated Purchase Price Certificate
2.6(2)(b)	Form of Escrow Agreement
7.1(8)	Form of Release and Resignation
7.1(13)	Form of Non-Competition Agreement

(2)         The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience. The disclosure of an item in one section or subsection of the Disclosure Schedule as an exception to any particular representation or warranty set forth in Schedule 3.1 shall address and qualify only the corresponding section or subsection of Schedule 3.1; provided, however, that for convenience purposes, disclosures in one section of the Disclosure Schedule may be specifically cross-referenced to another section of the Disclosure Schedule.

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(3)         The information and statements contained in the Schedules are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of the Sellers except as and to the extent provided in the text of this Agreement.

Article 2 – Purchase and Sale

Section 2.1 Agreement of Purchase and Sale

Subject to the terms and conditions of the Agreement, Sellers shall sell, and Buyer shall purchase all but not less than all, the Purchased Shares upon and subject to the terms and conditions of this Agreement.

Section 2.2 Purchase Price

The aggregate purchase price payable by Buyer to Sellers for the Purchased Shares is equal to One Hundred Forty-Five Million Dollars ($145,000,000) (the “Closing Consideration”) adjusted as follows, and as may be subject to further adjustment in accordance with Sections 2.7, 2.8, 2.9 and 2.10 hereof (such adjusted amount the “Purchase Price”),

(1)          plus the amount of the Cash,

(2)          less the amount of the Debt,

(3)          less the amount of any Third Party Closing Payments, to the extent not paid prior to the Closing Date and not included in the calculation of Working Capital or in Debt,

(4)          plus the amount (if any) by which the Final Working Capital is greater than the Targeted Working Capital, and

(5)          less the amount (if any) by which the Targeted Working Capital is greater than the Final Working Capital.

Section 2.3 Allocation of Purchase Price

(1)          Sellers and Buyer agree to allocate the Purchase Price among Sellers in accordance with their Pro Rata Share.

(2)          Sellers and Buyer agree to execute and file all of their own Tax Returns and prepare all of their own financial statements and other instruments on the basis of such allocation.

Section 2.4 Estimated Purchase Price

(1)          The Parties acknowledge that it is not possible to determine the Purchase Price until the Closing Statements are available. Accordingly, Sellers’ Representative shall deliver to Buyer no later than three (3) Business Days prior to the Closing Date:

(a)          a consolidated balance sheet of the Corporation (the “Estimated Balance Sheet”);

(b)          a Working Capital Statement (the “Estimated Working Capital Statement”); and

(c)          a Cash and Debt Statement (the “Estimated Cash and Debt Statement”);

each as at the Closing Date, together with a certificate in the form attached hereto as Exhibit 2.4(1) (the “Estimated Purchase Price Certificate” and collectively with the Estimated Balance Sheet, the

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Estimated Working Capital Statement and the Estimated Cash and Debt Statement, the “Estimated Statements”) setting forth its good faith calculations and reasonable estimate of the Purchase Price (the “Estimated Purchase Price”), including the components thereof set forth in Section 2.2, based on the Estimated Statements, which Estimated Statements and calculation of Estimated Purchase Price shall be in form and substance reasonably satisfactory to Buyer. Such Estimated Statements shall include (a) the name and amount of each payee with respect to any Debt or Transaction Expenses to be paid at Closing; (b) the names of all Sellers and their respective addresses; (c) the number of Shares held by each Seller and the respective certificate numbers of such Shares; (d) the calculation of each Seller’s Pro Rata Share of the Purchase Price payable at Closing and the dollar value of such amount; (e) the name and portion of the Transaction Bonus Amount payable to each Transaction Bonus Recipient; (f) the name and portion of the Retention Bonus Amount payable to each Retention Bonus Recipient; (g) the name and gross amount due to each Optionee with respect to the Options Amount; and (h) true and accurate wire instructions for any payments to be made by Buyer on the Closing Date in accordance with Section 2.6. For illustrative purposes, Exhibit 2.4(1) contains a calculation of the Estimated Statements as at the Balance Sheet Date based upon the Balance Sheet. Such Exhibit indicates how the calculations will be made and not how any particular item will be valued at Closing.

(2)          The Estimated Balance Sheet Statement shall be prepared in accordance with IFRS applied and calculations made on a basis consistent with the principles, policies, practices, procedures, classifications, judgment and estimation methodologies used in the preparation of the Financial Statements (to the extent consistent with IFRS, except for non-material misstatements). The Cash and Debt Statement and the Working Capital Statement shall be prepared in accordance with calculations made on a basis consistent with the principles, policies, practices, procedures, classifications, judgment and estimation methodologies used in the preparation of the calculations contained in Exhibit 2.4(1).

(3)          Concurrently with the delivery of the Estimated Statements, the Corporation shall also deliver to Buyer an aging of the Corporation’s Accounts Receivable as of the month-end immediately preceding the Closing Date.

Section 2.5 Creditor’s Pay-Out Letters

Sellers’ Representative shall deliver to Buyer no later than three (3) Business Days prior to the Closing Date, pay-out letters (the “Pay-Out Letters”) addressed to the Corporation from each of the Paid-Out Creditors, in form and substance satisfactory to Buyer. The Pay-Out Letters will set out the aggregate amount of principal and interest of the Debt owed by the Corporation, as of the Closing Date, to the Paid-Out Creditor, together with all accrued and unpaid interest, all fees, premiums, prepayment penalties, breakage costs, per-diem interest amounts or similar charges or expenses or other obligations owed to the Paid-Out Creditor as a result of the early repayment or redemption thereof. Pursuant to the Pay-Out Letters, each of the Paid-Out Creditors will irrevocably undertake to terminate the credit agreement or other financial instrument relating to the Debt and to take all required actions in order to discharge at Closing, all Encumbrances on the assets of the Corporation that exist for its benefit, subject to its receipt of payment of the aggregate amount stipulated in the Pay-Out Letters.

Section 2.6 Payment at Closing

At Closing, Buyer shall make the following payments in the following order:

(1)          First Step:

Buyer shall pay, on behalf of the Corporation, (a) that portion of the Debt payable to the Paid-Out Creditors (which amount shall be the amount set forth in the applicable Pay-Out Letter) in immediately available funds in such manner as directed by the Paid-Out Creditors and (b) the Transaction Expenses to the recipients and in the amounts set forth in the Estimated Statements in immediately available funds in such manner as directed in the Estimated Statements.

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(2)          Second Step:

(a)          Buyer shall deposit with the Escrow Agent via wire transfer of immediately available funds, cash in an amount equal to Fifteen Million Three Hundred Seventy-Four Thousand Eight Hundred and Forty-Five Dollars ($15,374,845) (the “Escrow Amount”), which shall be comprised of the Escrow Adjustment and the Escrow Indemnification (as defined below):

(i)          an amount equal to Eight Hundred Seventy-Four Thousand Eight Hundred and Forty-Five Dollars ($874,845) of the Escrow Amount, together with any and all interest, income and gains accrued thereon (the “Escrow Adjustment”), shall be held in escrow by the Escrow Agent for Purchase Price adjustment purposes pursuant to Section 2.9 hereof; and

(ii)         an amount equal to Fourteen Million Five Hundred Dollars ($14,500,000) of the Escrow Amount, together with any and all interest, income and gains accrued thereon (the “Escrow Indemnification”) shall be held in escrow by the Escrow Agent for indemnification purposes pursuant to Article 12 hereof, for a period of eighteen (18) months from the Closing Date, in the event of the failure by Sellers to observe or perform any covenant or obligation hereunder or in the event of a breach of any representation and warranty of Sellers or the Corporation contained in the Agreement; provided that in the event that the Over Payment exceeds the Escrow Adjustment, Buyer may, in its discretion, recover such amount from the Escrow Indemnification.

(b)          The Escrow Adjustment and the Escrow Indemnification shall be paid by the Escrow Agent to Sellers’ Representative on behalf of Sellers (other than CDPQ and Fondaction), to CDPQ and to Fondaction or to Buyer, as applicable, pursuant to the terms of that certain escrow agreement substantially in the form attached hereto as Exhibit 2.6(2)(b) (the “Escrow Agreement”) to be executed and delivered at Closing by and among Buyer, Sellers’ Representative on behalf of Sellers (other than CDPQ and Fondaction), CDPQ, Fondaction and the Escrow Agent.

(3)          Third Step:

Buyer shall pay to Sellers’ Counsel in trust, on behalf of Sellers, via wire transfer of immediately available funds, the amount equal to the aggregate of the Estimated Purchase Price, less the Escrow Amount, in order for Sellers’ Counsel to pay, in such manner as directed by Sellers’ Representative, the remaining balance to the Sellers on the basis of their Pro Rata Share. Buyer shall remit to the Corporation an amount equal to the Options Amount, the Transaction Bonus Amount and the Retention Bonus Amount for further payment to the Optionees, to the Transaction Bonus Recipients and to the Retention Bonus Recipients, as applicable (and net of applicable withholding Taxes), in accordance with the Corporation’s standard payroll practices.

The Sellers hereby agree that Sellers’ Counsel shall distribute the amount distributed to it pursuant to the preceding paragraph in accordance with the instructions that the Sellers’ Representative may give from time to time.

Section 2.7 Closing Statements

(1)          Not later than sixty (60) days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers’ Representative:

(a)          a consolidated balance sheet of the Corporation (the “Closing Balance Sheet”);

(b)          a Working Capital Statement (the “Closing Working Capital Statement”); and

(c)          a Cash and Debt Statement (the “Closing Cash and Debt Statement”),

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each as at the Closing Date, together with a certificate in the form attached hereto as Exhibit 2.4(1) (the “Closing Purchase Price Certificate”, and collectively with the Closing Balance Sheet, the Closing Working Capital Statement and the Closing Cash and Debt Statement, the “Closing Statements”) setting forth the final calculations of the Purchase Price, including the components thereof (as set forth in Section 2.2) and including the supporting documents reasonably necessary or reasonably requested by Sellers’ Representative to properly understand such components, based on the Closing Statements. The Sellers’ Representative shall be granted access during normal business hours to or shall be delivered copies of all information, books and records relevant for the preparation or the review of the Closing Statements reasonably requested by the Sellers’ Representative.

(2)          The Closing Balance Sheet shall be prepared in accordance with IFRS applied and calculations made on a basis consistent with the principles, policies, practices, procedures, classifications, judgment and estimation methodologies used in the preparation of the Financial Statements (to the extent consistent with IFRS, except for non-material misstatements). The Closing Cash and Debt Statement and the Closing Working Capital Statement shall be prepared in accordance with calculations made on a basis consistent with the principles, policies, practices, procedures, classifications, judgment and estimation methodologies used in the preparation of the calculations contained in Exhibit 2.4(1).

(3)          Sellers’ Representative may notify Buyer that it accepts or disputes the Closing Statements at any time within twenty (20) Business Days after receiving it, but Sellers will be deemed to accept it as of 5:00 p.m. Eastern Time on the twentieth (20th) Business Day after receipt unless Sellers’ Representative delivers a written notice in accordance with the provisions of Section 2.8 (the “Dispute Notice”) to Buyer of a dispute (a “Closing Statements Dispute”) prior to such date and time.

(4)          On the date of Sellers’ Representative’s deemed acceptance pursuant to Section 2.7(3), or any earlier date upon which Buyer receives written notice of Sellers’ Representative’s acceptance, the Closing Statements and the calculation of the Purchase Price set forth therein will be conclusive and binding on Buyer and Sellers.

(5)          The Parties will bear their respective fees and expenses (including those of their respective advisors) in preparing, auditing or reviewing, as the case may be, the Closing Statements.

Section 2.8 Dispute Notice

(1)          The Dispute Notice must set out the general reasons with reasonable details for the Closing Statements Dispute, the amount in dispute, and reasonable details of the calculation of those amounts.

(2)          Buyer and Sellers’ Representative will attempt, in good faith, to resolve the Closing Statements Dispute within thirty (30) days after Buyer’s receipt of the Dispute Notice.

(3)          Any Closing Statements Dispute not resolved by Buyer and Sellers’ Representative within the period set forth in Section 2.8(2) will be submitted to the Montreal office of Deloitte LLP or, if they are unwilling or unable to accept the mandate to resolve the dispute, to such other independent firm of chartered accountants as Buyer and Sellers’ Representative may agree in writing or, failing agreement, as appointed by the court (each being the “Accounting Firm”) by way of a joint written submission notice (the “Submission Notice”) accompanied by a copy of the Dispute Notice.

(4)          Buyer and the Sellers’ Representative shall use their commercially reasonable efforts to cause the Accounting Firm to deliver its written decision with respect to the resolution of the Closing Statements Dispute within thirty (30) days following the date of receipt of the Submission Notice by the Accounting Firm. The Accounting Firm’s failure or inability to respect such timing shall not invalidate its decision.

(5)          The Accounting Firm will limit its review only to the specific items or calculations indicated in the Dispute Notice (except to the extent that IFRS requires adjustments to other items as a result thereof).

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(6)          The fees and expenses of the Accounting Firm will be allocated to the Parties as determined (and as set forth in the final determination) by the Accounting Firm based upon the relative success (in terms of percentages) of each Party’s claims. For example, if the final determination reflects a sixty-forty (60-40) compromise of the aggregate disputed amount set forth in the Dispute Notice in favor of the Sellers’ Representative, the Accounting Firm would allocate expenses forty percent (40%) to the Sellers and sixty percent (60%) to Buyer. Sellers shall be liable for fees and expenses owed by the Sellers to the Accounting Firm in accordance with their Pro Rata Share.

(7)          The Parties will cooperate with the Accounting Firm during the term of its engagement. The Parties shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers’ Representative, on the other hand. The Parties shall also instruct the Accounting Firm to make its determination based solely on presentations by Buyer and Sellers’ Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).

(8)          No Party shall communicate with the Accounting Firm on the subject matter of its review, except by joint conference call, joint meeting or letter with copy simultaneously delivered to the other Parties; provided that if a Party receives a request for such joint communication to the Accounting Firm in accordance with Section 14.11 of the Agreement and provides no response thereto within two (2) Business Days, then the Party sending such request may communicate with the Accounting Firm independently.

(9)          The resolution of the Closing Statements Dispute and the final Purchase Price determined in accordance therewith will be final and binding upon Buyer and Sellers, with no right of appeal or judicial review on any grounds absent fraud or manifest error.

Section 2.9 Purchase Price Adjustments

(1)          If the Purchase Price as finally determined pursuant to Section 2.7 or, if there is a Closing Statements Dispute, pursuant to Section 2.8, is less than the Estimated Purchase Price (such difference, represented by a positive number, being the “Over Payment”), then, within five (5) Business Days following the Final Determination Date, Sellers’ Representative and Buyer shall give joint written instructions to the Escrow Agent:

(a)          to release from the Escrow Adjustment, an amount equal to the Over Payment by wire transfer of immediately available funds to an account specified by Buyer;

(b)          in Buyer’s discretion, to release from the Escrow Indemnification, an amount equal to the amount by which any Over Payment exceeds the Escrow Adjustment by wire transfer of immediately available funds to an account specified by Buyer; and

(c)          to release the remaining Escrow Adjustment, if any, to Sellers in accordance with the Escrow Agreement.

(2)          If the Over Payment exceeds the Escrow Adjustment, and Buyer has elected not to recover such amount from the Escrow Indemnification, then each of the Sellers shall, within fifteen (15) Business Days following the Final Determination Date, make payment by wire transfer to Buyer in immediately available funds to an account specified by Buyer of such Sellers’ Pro Rata Share of such excess.

(3)          If the Purchase Price as finally determined is greater than the Estimated Purchase Price (such difference, represented by a positive number, being the “Under Payment”), then, within five (5) Business Days following the Final Determination Date:

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(a)          Buyer shall make payment by wire transfer, in immediately available funds and in the amounts instructed by Sellers’ Representative (i) to CDPQ and Fondaction, an amount equal to their respective Pro Rata Share of the Under Payment and (ii) to Sellers’ Representative the remaining amount of the Under Payment, for distribution by Sellers’ Representative to the Sellers (other than CDPQ and Fondaction) in accordance with their respective Pro Rata Share; and

(b)          Buyer and Sellers’ Representative shall give written instructions to the Escrow Agent to release the Escrow Adjustment to CDPQ, Fondaction and Sellers’ Representative (for and on behalf of the Sellers (other than CDPQ and Fondaction)) in accordance with their respective Pro Rata Share of such amount in accordance with the Escrow Agreement, from which amount Sellers’ Representative may deduct an amount equal to the expenses incurred by it with respect to the determination of the Closing Statements.

(4)          Any payment made after its due date provided above shall bear interest at the Applicable Rate from its due date through the actual date of payment.

Section 2.10 Transition Plan Adjustment

(1)          The Closing Consideration also shall be adjusted in accordance with Section 4(g) of the Transition Plan (as defined in Section 7.1(12)), the terms and conditions of which are incorporated herein by this reference.

Article 3 – General representations and warranties of the Corporation

Section 3.1 Representations and Warranties Schedule

The Corporation makes the representations and warranties set out in the general representations and warranties schedule attached hereto as Schedule 3.1. The Corporation acknowledges that Buyer is relying exclusively upon these representations and warranties in connection with the purchase of the Purchased Shares and shall not be deemed to have knowledge of anything other than what is expressly set for such representations and warranties contained herein in connection with the purchase of the Purchased Shares (as qualified by the Disclosure Schedule), and shall not be deemed to have any knowledge of anything to the contrary or exceptions thereto except as set forth in the Disclosure Schedule.

Section 3.2 Disclosure Schedule

Each exception to, or responsive information required by, the representations and warranties contained in Schedule 3.1 is set out in the disclosure schedule attached hereto as Schedule 3.2 (the “Disclosure Schedule”), and is identified in the Disclosure Schedule by reference (or, in accordance with Section 1.10(2) of the Agreement, by cross-reference) to a specific individual Section of Schedule 3.1.

Article 4 – Individual Representations and Warranties of Sellers

Section 4.1 Introduction

Each Seller, as to itself only, individually (and not solidarily), makes to Buyer the representations and warranties set forth in this Article 4 and acknowledges that Buyer is relying on these representations and warranties in connection with the purchase of the Purchased Shares.

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Section 4.2 Capacity and Authority

(1)          Such Seller has the necessary capacity and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(2)          If such Seller is not a natural person, such Seller is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its constitution or formation and has all necessary power and authority to own the property owned by it, including its Purchased Shares and to transfer its Purchased Shares to Buyer hereunder.

(3)          The execution and delivery of this Agreement and the other Transaction Documents by such Seller, the performance by such Seller of such Seller’s obligations thereunder and the consummation by such Seller of the transactions contemplated thereby have been duly authorized by all requisite action on the part of such Seller.

(4)          This Agreement has been, and upon their execution by such Seller, the other Transaction Documents to which such Seller is a party will be, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by each other party thereto) shall constitute legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other applicable Laws affecting the enforcement of creditors’ rights in general and to general equitable principles.

Section 4.3 Conflict

The execution, delivery and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party do not and will not:

(1)          if such Seller is not a natural person, violate, conflict with or result in the breach, default or violation of or conflict with or allow any Person to exercise any rights under any term, condition or provision of the constitutional or formation documents or by-laws of such Seller or any Contracts to which such Seller is party, each as amended;

(2)          conflict with, violate or result in a breach of (or cause an event which could have a Material Adverse Effect) any Law applicable to such Seller; or

(3)          result in the creation or imposition of any Encumbrance on any of the Purchased Shares of such Seller.

Section 4.4 Litigation

(1)          There are no Notified Claims against such Seller, nor, to the Knowledge of the Seller, any threatened Claim, relating to the transactions contemplated by this Agreement or the Purchased Shares of such Seller pending before any Person.

(2)          Neither such Seller nor the Purchased Shares held by such Seller, are subject to any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority which could affect the legality, validity or enforceability of any Transaction Document to which such Seller is a party or the consummation of the transactions contemplated thereby.

Section 4.5 Ownership

Such Seller is the legal and absolute owner of the number of Purchased Shares indicated opposite the name of such Seller in Schedule A, with good and valid title thereto, free and clear of all

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Encumbrances, except for Encumbrances pursuant to the Shareholders Agreement. At Closing, such shares shall constitute all of such Seller’s share of the Purchased Shares or other equity interests in the Corporation, whether issued or unissued, and such Seller shall transfer good and valid title to Buyer of such Purchased Shares, free and clear of all Encumbrances.

Section 4.6 No Other Agreements to Purchase

Except for Buyer’s rights under this Agreement or as set forth in the Shareholders Agreement, no Person has any written or oral agreement, option or warrant, or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for the purchase or acquisition from such Seller of any of the Purchased Shares.

Section 4.7 Consent and Regulatory Approvals

Except as disclosed in Section 11 of the Disclosure Schedule:

(a)	there is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which such Seller is a party in order to complete the transactions contemplated by the Agreement; and

(b)	no authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of such Seller in connection with the execution, delivery and performance of the Transaction Documents.

Section 4.8 Residence

Except for BCSP IW Holdings, LLC and Novacap Technologies International III SRL, no Seller is a “non-resident” of Canada for the purposes of ITA. In respect of BCSP IW Holdings, LLC and Novacap Technologies International III SRL, the Purchased Shares are not “taxable Canadian property” within the meaning of the ITA.

Section 4.9 No Brokers

Any brokerage, finder’s or other fee or commission payable by such Seller to any broker, finder or investment banker in connection with the transactions contemplated by the Agreement shall remain solely such Seller’s liability and shall not become a liability of the Targets, Internap or Buyer.

Section 4.10 Holding Companies

Except for their respective shares of the Corporation, each of the Holding Companies has no subsidiaries and does not hold any title, equity or other proprietary interest, directly or indirectly, in any other Person. Neither of the Holding Companies has any assets other than their respective shares of the Corporation. Neither of the Holding Companies carries on, and neither of them has ever carried on, any business. As at the date hereof, each of the Holding Companies has no liabilities or obligations of any nature whatsoever, whether known, unknown, to become due, direct, indirect, absolute, contingent or otherwise.

Article 5 – Representations and Warranties of Buyer

Section 5.1 Introduction

Buyer makes to Sellers the representations and warranties set forth in this Article 5 and acknowledges that Sellers are relying upon these representations and warranties in connection with the sale of the Purchased Shares.

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Section 5.2 Binding Obligation

(1)          The execution and delivery of this Agreement and the other Transaction Documents to which Buyer or Internap is a party and the completion of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer or Internap.

(2)          This Agreement has been, and upon their execution by Buyer or Internap (as applicable), the other Transaction Documents to which Buyer or Internap is a party will be, duly executed and delivered by Buyer or Internap, and (assuming due authorization, execution and delivery by each other party thereto) shall constitute legal, valid and binding obligations of Buyer or Internap, enforceable against Buyer or Internap in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other applicable Laws affecting the enforcement of creditors’ rights in general and to general equitable principles.

Section 5.3 Capacity to enter Agreement

Each of Buyer and Internap has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which Buyer or Internap, as applicable, is a party.

Section 5.4 No Financing

Buyer has sufficient funds readily available to pay all of the consideration payable as required by this Agreement including the Purchase Price, and to make all other necessary payments in connection with the Purchase. Buyer’s obligations set forth in this Agreement are not contingent or conditional upon any Person’s ability to obtain or have at the Closing Date, sufficient funds necessary for the full payment of all consideration and other amounts, fees and expenses payable by Buyer under or in connection with this Agreement.

Section 5.5 Competition Act (Canada)

For purposes of the Competition Act (Canada), Buyer and its Affiliates have assets in Canada with an aggregate value of less than C$200 million, and annual gross revenues from sales in, from or into Canada with an aggregate value of less than C$200 million.

Section 5.6 Conflict

Neither the execution and delivery of this Agreement and the other Transaction Documents to which Buyer or Internap is a party, the performance of Buyer’s or Internap’s obligations under this Agreement, or the completion of the transactions contemplated by this Agreement, will result in or constitute a breach of any term or provision of, or constitute a default under, the constitutional documents or by-Laws of Buyer or Internap, as applicable.

Section 5.7 Corporate existence of Buyer and Internap

Buyer is a corporation duly incorporated and validly existing under the laws of Canada. Internap is a corporation duly incorporated and validly existing under the Delaware General Corporation Law.

Section 5.8 Investment Canada Act

Buyer is a “WTO Investor” within the meaning of the Investment Canada Act.

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Section 5.9 Approvals

Except for a notice filing to be made by Buyer under the Investment Canada Act, no authorization, approval, order, Consent of, or filing with, any Governmental Authority or any other Person is required on the part of Buyer in connection with the execution, delivery and performance of the Agreement or any other Transaction Documents.

Article 6 – Covenants

Section 6.1 Corporation’s and Sellers’ Covenants during Interim Period

(a)          Affirmative Conduct of the Corporation. During the Interim Period, except as otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to be provided if, upon Buyer’s receipt of such request in accordance with Section 14.11 of the Agreement, Buyer provides no response thereto within two (2) Business Days), the Corporation and its Subsidiaries shall, and the Sellers shall use commercially reasonable efforts to cause the Corporation and its Subsidiaries:

(i)           Ordinary Course of Business: to carry on the Business in the Ordinary Course of Business, and shall use commercially reasonable efforts to preserve intact, in all material respects, its present business organization and its relationships with employees, customers, suppliers, licensors, licensees and others having business dealings with it;

(ii)          Taxes and Tax Returns: to prepare and file with each Governmental Authority as required by applicable Law in a manner consistent with its past practice, all Tax Returns required to be filed by any of the Targets during the Interim Period and to pay, collect and remit all Taxes which become due and payable, collectible or remittable, as the case may be, with respect to any of the Targets during the Interim Period in a manner consistent with past practice;

(iii)         Performance of Obligations: to pay, perform and discharge all obligations and liabilities when due in a manner consistent with past practice (including as to the payment of accounts payable);

(iv)        Compliance with Law: to comply in all material respects with all applicable Laws;

(v)          Employee Matters: without limiting Section 6.1(a)(i) of the Agreement, use commercially reasonable efforts to keep available the services of Key Employees of the Targets;

(vi)         Inconsistent Activities: immediately cease discussions and negotiations with and not solicit or encourage any further inquiries or proposals, or provide any further information to any third party (other than Buyer) concerning, or enter into any transaction involving, the purchase of all or any part of the shares, material properties or assets or the Business. In the event that the Corporation or any of its officers, directors, agents or other representatives receives any offer, proposal, or request, directly or indirectly, of the type referenced in this Section 6.1(a)(vi), the Corporation shall (A) not engage in any discussions with such offeror or party with regard to such offers, proposals, or requests and (B) promptly, and in any event within twenty-four (24) hours thereof, notify Buyer thereof; and

(vii)        Transition Plan: use commercially reasonable efforts to comply with the terms and conditions set forth in the Transition Plan.

(b)          Restrictions on Conduct of the Corporation. During the Interim Period, except as set out in Schedule 6.1(b) or as otherwise consented to by Buyer (which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed to be provided if, upon Buyer’s receipt of such request in accordance with Section 14.11 of the Agreement, Buyer provides no response thereto within three (3) Business Days), the Corporation and its Subsidiaries shall not:

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(i)           No Modification of Articles: cause or permit any modifications, amendments or changes to the Articles, by-Laws or similar organizational documents;

(ii)          Expenditures: undertake any capital expenditure except (A) in the Ordinary Course of Business or (B) any capital expenditures over $1,000,000 in the aggregate or $100,000 individually;

(iii)         Liabilities: pay, discharge, waive or satisfy, in an amount in excess of $50,000 individually or $200,000 in the aggregate, any claim, right or liability, other than the payment, discharge or satisfaction in the Ordinary Course of Business;

(iv)         Accounting Methods: adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition policies) other than as required by IFRS;

(v)          Tax Matters: make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any income Tax Return or amended income Tax Return unless a copy of such income Tax Return or amended income Tax Return has been delivered to Internap for review a reasonable time prior to filing and Internap has approved such income Tax Return (which approval shall be deemed to be provided if, upon Buyer’s receipt of a request for approval in accordance with Section 14.11 of the Agreement, Buyer provides no response thereto within two (2) Business Days, or surrender any right of any of the Targets to claim a material refund of Taxes.

(vi)         No Asset Revaluation: other than in the Ordinary Course of Business and except with respect to any year-end accounting adjustments, revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(vii)       Stock Splits, etc.: split, combine or reclassify any of its shares or directly or indirectly repurchase, redeem or otherwise acquire any of its shares (or options, warrants or other rights convertible into, exercisable or exchangeable for shares or other securities of any of the Targets);

(viii)       Issuance of Shares: issue or sell, authorize for issuance or sale or agree or commit to issue or sell, or grant options, warrants or rights to subscribe for or purchase, any shares of any class of any of the Targets;

(ix)         Employee Arrangement Matters: other than in the Ordinary Course of Business, and other than as may be required in accordance with applicable Law, (A) materially increase or materially change the rate or form of salary or other compensation (including equity based compensation) payable or to become payable by the Targets to any of their respective officers, directors, employees, consultants or independent contractors, or (B) except for any payment provided for pursuant to this Agreement (including the payment of the Transaction Bonus Amount and the Retention Bonus Amount) grant any severance, notice, pay in lieu of notice, termination pay or change of control payment (cash, equity or otherwise) to any officer or employee, make any declaration, commitment or obligation of any kind for any such payment, including with respect to any increases to notice, pay in lieu of notice, change of control, severance or termination pay or adopt any new notice, pay in lieu of notice, change of control, severance or termination pay plan, agreement or arrangement or amend or modify or alter in any respect any such plan, agreement or arrangement existing on the date hereof;

(x)          Employee Benefit Plans Matters: other than in the Ordinary Course of Business, (A) adopt or amend any Employee Benefit Plan, (B) make a profit sharing distribution, (C) pay any bonus or special remuneration or make any similar payment (cash, equity or otherwise) to any employee or officer, or (D) increase the fringe benefits (cash, equity or otherwise) (including rights to severance, notice, pay in lieu of notice, termination pay, change of control or indemnification) of its directors, officers, employees,

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consultants or independent contractors, in all cases, except pursuant to agreements outstanding on the date hereof that have been previously been made available to Buyer, or as may be required by Law;

(xi)         Intellectual Property: other than entering into agreements (either pursuant to Standard Form Agreements or Standard Form Agreements containing revisions or modifications that are consistent with prudent industry practices) with existing or new customers of the Targets in the Ordinary Course of Business relating solely to providing the existing services or products of the Targets, (A) sell, lease, license, or otherwise dispose of or grant any security interest in, any of the Corporation Intellectual Property or the other properties or assets of the Targets, including the sale of any accounts receivable of the Targets, (B) assign or transfer to any Person any Corporation Intellectual Property or, other than customer contracts in the Ordinary Course of Business, enter into any agreement or modify or amend in a material way any existing agreement with respect to any Corporation Intellectual Property with any Person or with respect to any Corporation Software, Other Software, technology, software or Intellectual Property Rights of any Person, (C) allow any Corporation Intellectual Property Rights to lapse or enter into the public domain, (D) except outside of the Ordinary Course of Business, purchase or license any Corporation Software, Other Software, technology, software or Intellectual Property Rights or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property Rights of any Person, or (E) enter into any agreement or modify or amend any existing agreement with a third party with respect to the development of any technology or software;

(xii)        Refunds: issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to any Target in excess of $10,000 individually or $50,000 in the aggregate, except in the Ordinary Course of Business;

(xiii)       Loans: except for advances to Employees for travel and business expenses in the Ordinary Course of Business, make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(xiv)       Debt Matters: incur any Debt (except under Debt agreements existing on the date of the Agreement or the renewal of any swap or currency exchange agreements existing on the date of the Agreement) or guaranty of Debt, including through the issuance or sale of any debt securities (other than the obligation to reimburse Employees for travel and business expenses or Debt incurred in connection with the purchase of goods and services in the Ordinary Course of Business), or amend the terms of any Debt, loan or guaranty agreement;

(xv)        Waivers: waive or release any right or claim of the Targets, including any write-off or other compromise of any account receivable of the Targets, in each case in excess of $25,000 individually or $100,000 in the aggregate;

(xvi)       Lawsuits: commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against any Target or relating to any of their respective businesses, properties or assets, in each case having a value of more than $25,000;

(xvii)      Real Property Matters: enter into any Contract to purchase or sell any interest in immoveable (real) property, grant any Encumbrance in any immoveable (real) property, enter into any lease, sublease, license or other occupancy agreement with respect to any immoveable (real) property or alter, amend, modify or terminate any of the terms of any Premises Lease;

(xviii)     Acquisitions: (A) merge or amalgamate with, or agree to merge or amalgamate with, or purchase substantially all of the shares, assets of, or otherwise acquire any business, or sell or lease or agree to sell or lease, any material properties or assets; (B) otherwise acquire or agree to acquire any assets or any equity securities, except in the case of this clause (B) purchase of inventory and supplies in the Ordinary Course of Business; or (C) enter into any strategic alliance, affiliate agreement or joint marketing arrangement;

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(xix)        Employee and Independent Contractor Communications: make any representations or issue any written communications to Employees, consultants, independent contractors, agents or service providers that are inconsistent with this Agreement or the transactions contemplated hereby;

(xx)         Employee Hires: (A) hire, offer to hire any employee of the Targets at or above manager level, or (B) terminate any employee at or above manager level, other than dismissal for good and sufficient cause (as defined by applicable Law), or encourage or otherwise cause any Key Employees to resign from any Target;

(xxi)        Engage Consultants: engage the services of any key consultant, independent contractor or service provider or terminate any key consultant, independent contractor or service provider other than for serious reason, or encourage or otherwise cause any consultant, independent contractor or service provider to no longer provide services to any Target;

(xxii)       Insurance Policies: cancel or amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the Ordinary Course of Business) of any insurance policy of the Targets;

(xxiii)      Restrictive Agreements: except in the Ordinary Course of Business, enter into any Contract that (A) provides for any use restrictions on any Target with respect to confidential information of the third party, (B) does not disclaim implied warranties or contain a waiver of incidental, consequential, punitive, indirect or special damages in favour of the Target (and its assignees) in all circumstances, (C) does not include a reasonable limitation on the Target’s payment of direct damages, (D) contains any “non-solicitation,” “no hire” or similar provision that restricts the Target, or (E) provides for “exclusivity,” “non-compete,” “most-favored customer” or any similar requirement or under which the Target is restricted in any respect, or under which, after the Closing, Buyer or any of its Affiliates would be restricted with respect to distribution, licensing, marketing, pricing, purchasing, development or manufacturing of its respective products or services;

(xxiv)     Bump: knowingly take any action or knowingly permit inaction or knowingly enter into any transaction that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the ITA with respect to the securities of any Subsidiaries and other non-depreciable capital property owned by the Corporation or any of its Subsidiaries as of the date hereof, upon an amalgamation or winding-up of the Corporation (excluding the Pre-Acquisition Restructuring) or any of its Subsidiaries (or any of their respective successors); and

(xxv)      Commitments: take, commit, or agree in writing or otherwise to take, any of the actions described in Section 6.1(b)(i) through (b)(xxiv), or any other action that would (A) prevent the Corporation, or cause the Corporation not to perform, its covenants or agreements hereunder or (B) cause or result in any of its respective representations and warranties contained herein to be untrue or incorrect.

(c)          Financing Matters. During the Interim Period, the Corporation shall use commercially reasonable efforts to provide and have its counsel, financial advisors and auditors provide to Buyer cooperation reasonably requested by Buyer in connection with any debt financing entered into in connection with the transactions contemplated by this Agreement (collectively, the “Financing”), including: (1) furnishing Buyer and the Financing Sources, as promptly as practicable, with the historical financial statements and financial and other data regarding the Targets as is necessary to satisfy the conditions set forth in the Financing Commitment Letter, and all other available historical financial and other available data and information as reasonably requested by Buyer or any Financing Source (the “Required Information”); (2) participating in a commercially reasonable manner in a reasonable number of meetings (including customary one-on-one meetings between senior management of the Corporation, on the one hand, and actual and prospective Financing Sources and prospective lenders and purchasers of the Financing, on the other hand), presentations, road shows, drafting sessions and sessions with actual

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and prospective Financing Sources, investors and ratings agencies that are customary for financings of a type similar to the Financing; (3) assisting in a commercially reasonable manner Buyer and the Financing Sources in the preparation of any offering documents, reasonable and customary road show presentations, bank information memoranda (and to the extent necessary, a bank information memorandum that does not include material non-public information), and similar documents reasonably requested by Buyer in connection with the Financing, together with reasonable and customary representation and authorization letters duly executed on behalf of the Corporation in connection therewith and in connection with other information to be provided to actual and potential Financing Sources; (4) reasonably cooperating with the marketing efforts of Buyer and the Financing Sources for any of such Financing; (5) providing reasonable and customary information necessary for, or reasonably requested by Buyer in connection with, the obtaining of public corporate/family credit ratings and public facility credit ratings from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation and from Moody’s Investor Services, Inc., and (6) furnishing Buyer and its Financing Sources promptly (and in any event within the time period required by the Financing Commitment Letter) with, if available, all reasonable and customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act. The Corporation hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Targets. Notwithstanding anything herein to the contrary, (x) nothing in this Section 6.1(c) shall (1) require such cooperation to the extent it would (A) require the Corporation to waive or amend any terms of this Agreement, (B) require the Targets to breach the terms or conditions of any agreement by which it is bound in any material respect, or (C) unreasonably interfere with the ongoing operations of the Targets’ businesses, and (2) Buyer shall pay or reimburse the Corporation upon request for any out-of-pocket expenses reasonably incurred by the Targets in connection with the cooperation required by this Section 6.1(c) on or prior to the Closing or promptly following the Closing or the termination of this Agreement.

(d)          Dividends. During the Interim Period, the Corporation and its Subsidiaries may, but only with the written consent of Buyer (which consent may be withheld), declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any of its shares.

Section 6.2 Delivery of Information

Only that information (A) comprised of the organizational records and insurance policies of the Targets specifically made available to Buyer’s Canadian Counsel for review at the offices of Sellers’ Counsel or (B) in the Data Room and managed by Banker as the Data Room existed as of 5:00 p.m. on October 29, 2013 or listed in the Schedules hereto shall be considered to have been “disclosed,” “delivered,” “furnished” or “made available” to Buyer or Internap for purposes of the Agreement.

Section 6.3 Access

During the Interim Period, Buyer and its auditors, counsel and other representatives shall continue to be afforded access at all reasonable times, upon reasonable notice, to the premises and all such information, properties and personnel as Buyer may reasonably request in order to permit Buyer to plan an orderly transition and provided that Buyer make all arrangements with respect to such access with Pierre-Luc Toupin; provided, however, that no information discovered through the access afforded during the Interim Period shall be deemed to amend or supplement the Disclosure Schedule, prevent or cure any inaccuracy or misrepresentation or breach of warranty or breach of covenant.

Section 6.4 Confidentiality

Buyer agrees that until Closing (and in the event this Agreement is terminated for any reason other than its completion, also from and after such termination), Buyer shall comply with its obligations

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under the Confidentiality Agreement (which is incorporated herein by this reference), and any information disclosed to Buyer shall constitute “Evaluation Material” within the meaning of the Confidentiality Agreement and shall be governed by the provisions of the Confidentiality Agreement. Buyer also agrees that the prohibition on disclosure extends to any disclosure of the existence of this Agreement or any information relating hereto. After the Closing, neither Internap nor any of its Affiliates shall be bound by any of the terms of the Confidentiality Agreement.

Except as required by Law to be disclosed to any other Person, upon completion of the Purchase, each Seller and its officers, directors and employees shall hold in strict confidence and not disclose to any Person (other than Buyer) or use any confidential information of the Business (which, for the avoidance of doubt, includes the Evaluation Material), for a period of three (3) years following the Closing Date. This undertaking shall not apply to any confidential information that becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by any of the Sellers.

Section 6.5 Closing Conditions

Each Party shall use its commercially reasonable efforts to execute and deliver all documents and things and perform all acts necessary or appropriate to give effect to the purposes and intent of this Agreement. The Sellers shall use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions set forth in Section 7.1 to the extent the same are within their control. Buyer shall use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions set forth in Section 7.2 to the extent the same are within its control.

Section 6.6 Personal Information Privacy

The Buyer shall at all times comply with all applicable Law governing the protection of personal information with respect to Personal Information disclosed or otherwise provided to the Buyer by the Sellers or the Targets under this Agreement. The Buyer shall only collect, use or disclose such Personal Information for the purposes of investigating the Business and completing the Purchase. The Buyer shall safeguard all Personal Information collected from the Targets in a manner consistent with the degree of sensitivity of the Personal Information and, furthermore, maintain at all times the security and integrity of the Personal Information. The Buyer shall not make any copies of the Personal Information or any excerpts thereof or in any way re-create the substance or contents of the Personal Information if the Purchase is not completed for any reason and shall return all Personal Information to the Seller or destroy such Personal Information at the Sellers’ request.

Section 6.7 Banker’s Agreement

On or before the Closing, the Corporation shall terminate that certain letter agreement by and between the Corporation and the Banker dated as of April 23, 2013, and all amendments thereto (the “Banker’s Agreement”), and shall terminate all obligations and duties of the Corporation and all rights of Banker pursuant to the Banker’s Agreement or otherwise after the Closing Date, other than any indemnification and contribution provisions set forth therein.

Section 6.8 Employees

(1)          The Corporation shall use its commercially reasonable efforts to obtain, prior to Closing, assignments of Intellectual Property (in the Corporation’s standard form) from those current Employees, independent contractors and consultants listed on Schedule 6.8(a).

(2)          Subject to Section 2.6(3) of the Agreement, Buyer shall cause the Corporation to pay all Third Party Closing Payment amounts payable to Employees as a Transaction Bonus, Retention Bonus or Options Amount no later than the date of the first payroll date following the Closing Date.

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Section 6.9 General Release of Claims by the Sellers

Effective as of the Closing Time, each Seller, on behalf of itself and its wholly-owned Subsidiaries, hereby irrevocably releases and forever discharges each Target (for the benefit of Buyer, the Targets and their respective parents, subsidiaries and predecessors and their respective past and present directors, managers, officers and employees, and each of their respective successors, heirs, assigns, executors and administrators (other than the Sellers) (collectively, the “Released Persons”)) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever, in law or in equity which the Sellers ever had, now have or which it hereafter can, shall or may have, against the Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time prior to the Closing, other than as specifically provided in this Agreement.

Section 6.10 General Release of Claims by the Targets

Effective as of the Closing Time, each Target, on behalf of itself and its wholly-owned Subsidiaries, hereby irrevocably releases and forever discharges each Seller (for the benefit of Sellers and their respective parents, subsidiaries and predecessors and their respective past and present directors, managers, officers and employees, and each of their respective successors, heirs, assigns, executors and administrators (collectively, the “Sellers Released Persons”)) of and from all manner of action and actions, cause and causes of action, suits, rights, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, promises, variances, trespasses, losses, judgments, executions, claims and demands whatsoever, in law or in equity which the Targets ever had, now have or which it hereafter can, shall or may have, against the Sellers Released Persons, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter or cause arising at any time prior to the Closing, other than as specifically provided in this Agreement and solely related to each such Seller Released Person’s status as a shareholder of the Corporation or as a party to any Contract set forth in Section 34 of the Disclosure Schedule.

Section 6.11 Notification of Certain Matters

(1)          During the Interim Period, the Corporation shall give prompt (not more than two (2) Business Days) notice to Buyer of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of the Corporation contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of the Corporation to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11(1) shall not (A) limit or otherwise affect any remedies available to Buyer or (B) be deemed to amend or supplement the Disclosure Schedule or prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

(2)          During the Interim Period, Buyer shall give prompt (not more than two (2) Business Days) notice to the Sellers’ Representative of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warrant of Buyer or Internap contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Buyer or Internap to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11(2) shall not (A) limit or otherwise affect any remedies available to the Sellers or (B) be deemed to prevent or cure any inaccuracy, misrepresentations, breach of warranty or breach of covenant.

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Section 6.12 Consents

The Corporation shall use commercially reasonable efforts to obtain the Consents identified as required Consents in Section 11 of the Disclosure Schedule. Such Consents shall be in a form reasonably acceptable to Buyer.

Section 6.13 Pre-Acquisition Transactions

(1)          Pre-Acquisition Restructuring. Buyer agrees that the Corporation may, in the discretion of Buyer, acting reasonably, perform the reorganization on the Closing Date (the “Pre-Acquisition Restructuring”), comprised of the following: (i) the amalgamation of the Holding Companies and the Corporation; (ii) the execution by the shareholders of the Holding Companies of a joinder to the Agreement as “Sellers” hereunder as if original parties thereto; (iii) the execution by Eric Chouinard and Martin Leclair of an indemnification agreement in favor of Buyer and the other Sellers, with respect to the Holding Companies and the Pre-Acquisition Restructuring, and for indemnification obligations of the shareholders of the Holding Companies in favor of the Buyer Indemnified Parties, in a form satisfactory to Buyer and Sellers; and (iv) an undertaking by Eric Chouinard and Martin Leclair to reimburse all parties, upon completion of the Pre-Acquisition Restructuring, for any reasonable incremental costs for the foregoing, provided that Buyer shall provide notice to Éric Chouinard and Martin Leclair upon Buyer’s costs reaching $20,000 in the aggregate.

(2)          Pre-Acquisition Reorganization. The Corporation agrees that, upon Buyer’s request, iWeb Technologies Inc. shall be exported from the Companies Act (Quebec) and continued under the Canadian Business Corporations Act (the “Pre-Acquisition Reorganization”), which Pre-Acquisition Reorganization shall be effected in compliance with all applicable Laws including, without limitation, applicable corporate laws; provided that (A) Buyer have undertaken to reimburse all parties for any incremental costs for such continuance and (B) Buyer has provided an indemnification undertaking in favor of the Sellers with respect to the Pre-Acquisition Reorganization.

Article 7 – CLOSING CONDITIONS

Section 7.1 Conditions for the benefit of Buyer

The obligation of Buyer to complete the purchase of the Purchased Shares is subject to the fulfillment of the conditions set forth in this Section 7.1 at or prior to the Closing Time, which conditions are for the exclusive benefit of the Buyer and any or all of which may be waived in whole or in part, by the Buyer in its sole discretion by notice given to the Sellers.

(1)          Truth of Representation and Warranties. All representations and warranties of the Corporation and the Sellers contained in this Agreement (a) shall have been true and correct as of the date of this Agreement and (b) shall be (i) true and correct in all material respects if the applicable representation or warranty is not qualified based on the word “material” or similar phrases, including “Material Adverse Effect” and (ii) true and correct in all respects if the applicable representation or warranty is qualified based on the word “material” or similar phrases, including “Material Adverse Effect,” in each case, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than representations and warranties that are given as of a specified date, which shall have been true and correct as of such date).

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(2)          Sellers’ and the Corporation’s Obligations. The Corporation and each of the Sellers shall have performed its obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified in Section 9.1 and elsewhere in this Agreement and delivery of the following:

(a)          certificates of status for each of the Sellers, where applicable, and the Targets issued by the appropriate Governmental Authority in its jurisdiction of incorporation or continuance, as applicable; and

(b)          certified copies of resolutions of directors, shareholders, as the case may be, or decisions of trustees, as applicable, of each of the Sellers and the Corporation approving the entering into of this Agreement and the completion of the Purchase.

(3)          No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred on or prior to the Closing Time.

(4)          Certificates of the Corporation and the Sellers. Each of the Corporation and the Sellers shall have delivered a certificate (validly executed by a duly authorized officer), for and on behalf of each such Seller (as applicable), certifying compliance with the conditions set forth in Section 7.1(1) and Section 7.1(2).

(5)          Adverse Proceedings. No Claim, court proceeding, injunction, judgment, order, decree or ruling is pending, overtly threatened or in effect (excluding Claims by Internap stockholders) that (a) seeks to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (b) seeks to declare unlawful any of the transactions contemplated by this Agreement.

(6)          Debt; Release of Encumbrances. Buyer shall have received from the Targets duly executed Pay-Out Letters.

(7)          Debt of Shareholders, Directors etc. All Debt to the Targets of shareholders, directors and officers and any Person, firm or corporation not dealing at Arm’s Length with any of the foregoing within the meaning of the ITA for advances or other amounts shall have been paid in full.

(8)          Releases and Resignations. Buyer shall have received (i) resignations and mutual releases (subject to their rights to be indemnified pursuant to Section 10.2) of Alain Bélanger, Stéphane Blanchet, Éric Chouinard, Martin Leclair, Ted Mocarski, Stéphane Tremblay and Bruce R. Knooihuizen as directors of the Corporation and each of the Subsidiaries, where applicable, as of the Closing Date, and (ii) resignations and waivers of Éric Chouinard and Martin Leclair as officers and employees of the Corporation and each of the Subsidiaries, where applicable, as of the Closing Date, substantially in the form set forth in Exhibit 7.1(8).

(9)          Corporate Action. All appropriate action of the directors, shareholders and officers of the Corporation shall have been performed to transfer the Purchased Shares to the Buyer.

(10)        Approvals, Consents, etc. All required Regulatory Approvals and Consents identified as required Consents in Section 11 of the Disclosure Schedule shall have been received and shall be absolute or on terms reasonably acceptable to Buyer.

(11)        Stock Option Plan. All options (“Options”) issued under that Stock Option Plan of the Corporation dated as of May 15, 2013 (the “Plan”) shall have been cancelled by the Corporation for the “in-the-money” amount concurrently with the Closing and the holders shall receive, as provided in Section 2.6(3), all amounts owed to them as a result of such cancellation (the “Options Amount”), net of applicable withholding Taxes.

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(12)        Agreement Termination. Evidence reasonably satisfactory to Buyer that each of (a) the Shareholders Agreement, (b) the Management Services Agreement and (c) the agreements to be terminated in accordance with the transition plan executed and delivered by the Corporation, Buyer and Internap concurrently with the execution and delivery of this Agreement (the “Transition Plan”), have been terminated on or prior to Closing.

(13)        Non-Competition Agreements. Buyer shall have received duly executed non-competition agreements from each of Eric Chouinard and Martin Leclair, upon such terms and conditions as set forth in the form of non-competition agreement attached as Exhibit 7.1(13) hereto.

(14)        Employees. 85% of the non-administerial employees of the Targets on the date of the Agreement shall have remained employed by the Targets as of the Closing Date, and each of the Key Employees shall have remained employed by the Targets as of the Closing Date.

(15)        2013 Financial Statements. Buyer shall have received (a) a true and correct copy of the Corporation’s annual audited consolidated financial statements for the fiscal year ended September 30, 2013 (the “2013 Financial Statements”), which 2013 Financial Statements shall have been prepared in accordance with IFRS, and (b) an unqualified opinion from the Corporation’s auditors that such financial statements present fairly, in all material respects, the Corporation’s financial condition, position and operations.

(16)        Pre-Acquisition Reorganization. The Corporation shall have completed the Pre-Acquisition Reorganization.

Section 7.2 Conditions for the benefit of Sellers

The obligation of Sellers to complete the sale of the Purchased Shares is subject to the fulfillment of the conditions set forth in this Section 7.2 at or prior to the Closing Time which conditions are for the exclusive benefit of the Sellers and any or all of which may be waived in whole or in part, by the Sellers’ Representative in its sole discretion by notice given to the Buyer.

(1)          Payments. All payments due pursuant to the provisions of Section 2.6 shall have been paid.

(2)          Truth of Representation and Warranties. All representations and warranties of the Buyer contained in this Agreement (a) shall have been true and correct as of the date of this Agreement and (b) shall be (i) true and correct in all material respects if the applicable representation or warranty is not qualified based on the word “material” or similar phrase and (ii) true and correct in all respects if the applicable representation or warranty is qualified based on the word “material” or similar phrase, in each case, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than representations and warranties that are given as of a specified date, which shall have been true and correct as of such date) and Buyer shall have delivered to the Sellers a certificate addressed to the Sellers dated the Closing Date to that effect.

(3)          Buyer’s Obligations. The Buyer shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date, including delivery of all documents, instruments and other items specified in Section 9.2 and elsewhere in this Agreement and delivery of the following:

(a)          certificate of status the Buyer issued by the appropriate Governmental Authority in its jurisdiction of incorporation or continuance, as applicable; and

(b)          certified copies of resolutions of the directors of the Buyer approving the entering into of this Agreement and the completion of the Purchase.

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(4)          Adverse Proceedings. No Claim, court proceeding, injunction, judgment, order, decree or ruling is pending, overtly threatened or in effect that (a) seeks to prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (b) seeks to declare unlawful any of the transactions contemplated by this Agreement.

(5)          Approvals, Consents, etc. All required Regulatory Approvals and Consents to be obtained by or on behalf of Buyer shall have been received and shall be absolute or on terms reasonably acceptable to the Sellers.

(6)          Release and Discharge. The releases set forth in Section 7.1(8) shall have been executed.

Article 8 – CLOSING ARRANGEMENTS

Section 8.1 Closing

The Closing will take place at the Closing Time on the Closing Date at the offices of Buyer, in Toronto, Ontario, Canada, or at any other time or date as the Parties may agree in writing.

Article 9 – CLOSING DOCUMENTS

Section 9.1 The Corporation or Sellers’ Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Corporation or Sellers shall deliver or cause to be delivered to the Buyer’s Counsel the following, duly executed by the Sellers where it is a party thereto.

(a)          the resignation of the directors of the Corporation;

(b)          the bring-down certificate of the Corporation referred to in Section 7.1(4);

(c)          a certificate dated as of the Closing Date and executed on behalf of the Corporation by its Secretary certifying (i) the Corporation’s articles and by-laws and (ii) the resolutions of the directors of the Corporation approving the entering into of this Agreement and the completion of the Purchase;

(d)          copies of any notices required to be given to, or Consents or Regulatory Approvals required to be obtained from, third parties in accordance with contractual arrangements with such parties;

(e)          all corporate actions reasonably required to duly and validly transfer the Purchased Shares to Buyer and/or its nominee, including without limitation, to cause the Corporation:

(i)          to make the necessary inscriptions in the register of the Corporation in order to record the transfer of the Shares in favour of Buyer and/or its nominee; and

(ii)         to deliver to Buyer and/or its nominee, upon the cancellation of the share certificates representing the Purchased Shares, a new certificate in its name or in the name of its nominee representing the Purchased Shares; and

(iii)        in general, to approve and authorize the Purchase and the execution and delivery of the documents executed in furtherance thereof;

(f)          deliver to Buyer certificates for the Purchased Shares to the Buyer and new share certificates in the name of Buyer or its nominee as the Buyer shall direct;

(g)          the Escrow Agreement;

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(h)          the releases and waivers set forth in Section 7.1(8);

(i)           the Books and Records of and related to the Targets and the Business, to the extent not in the possession of the Corporation; and

(j)           all other documents which Buyer reasonably requests to give effect to the Purchase and to result in the proper transfer, assignment and conveyance of the Purchased Shares by the Sellers to Buyer.

All documentation shall be in form and substance acceptable to the Buyer’s Counsel and the Buyer’s Canadian Counsel, and the Sellers’ Counsel, each acting reasonably in good faith.

Section 9.2 Buyer’s Closing Documents

On or before Closing, subject to the terms and conditions of this Agreement, Buyer shall deliver or cause to be delivered to the Sellers’ Counsel the following, duly executed by Buyer where it is a party thereto:

(a)          all corporate proceedings of Buyer to approve and authorize the execution and delivery of the documentation to be executed at the Closing;

(b)          the bring-down certificate of Buyer referred to in Section 7.2(2);

(c)          the Escrow Agreement;

(d)          the releases set forth in Section 7.1(8);

(e)          all other documents which the Sellers reasonably request to give effect to the Purchase and to result in the proper transfer, assignment and conveyance of the Purchased Shares by the Sellers to Buyer.

All documentation shall be in form and substance acceptable to the Buyer’s Counsel and the Sellers’ Counsel each acting reasonably and in good faith.

Article 10 – post-closing

Section 10.1 Tax Matters

(1)          Buyer will cause to be prepared and filed on a timely basis, all income Tax Returns for the Targets for any Pre-Closing Tax Period and for which Tax Returns have not been filed as of the Closing Date, at the Targets’ expense.

(2)          Buyer will cause to be prepared and filed on a timely basis, all Tax Returns (other than income Tax Returns) for the Targets for any Pre-Closing Tax Period and for which Tax Returns have not been filed as of the Closing Date, at the Targets’ expense.

(3)          Buyer will cause to be prepared and filed on a timely basis, all income Tax Returns for the Targets for all Straddle Periods applicable to the Targets, as the case may be (all such Tax Returns together with the Tax Returns referred to in Section 10.1(1) being referred to herein as “Stub Period Income Tax Returns”), at the Targets’ expense.

(4)          Buyer will cause to be prepared and filed on a timely basis, all Tax Returns (other than income Tax Returns) for the Targets for all Straddle Periods applicable to such Targets, at the Targets’ expense.

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(5)          Buyer shall permit Sellers’ Representative to review and comment on each Tax Return before filing such Tax Return and Buyer shall make such changes to such Tax Returns as are reasonably requested by Sellers’ Representative, provided that such changes are not contrary to Law or inconsistent with the past practices of the Targets.

(6)          The Corporation, Sellers’ Representative and Buyer will cooperate fully with each other and make available to each other in a timely fashion, all data and other information as may reasonably be required for the preparation of all Tax Returns referred to in this Section 10.1 and in connection with any audit, litigation or other proceeding with respect to Taxes and will preserve that data and other information until the expiration of any applicable limitation period for maintaining books and records under any applicable Tax Law with respect to the Tax Returns.

(7)          Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(8)          Buyer, Sellers’ Representative and the Corporation agree to retain all books and records with respect to Tax matters pertinent to the Targets relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(9)          Buyer, Sellers’ Representative and the Corporation agree to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, in such event, such other Parties may be allowed to take possession of such books and records.

(10)        Buyer covenants that it will not, and it will not cause or permit the Targets to take any action on or after the Closing, make any election or deemed election or make or change any Tax election, amend any Tax Return or take any position on any Tax Return that results in any increased Tax liability or reduction of any deduction, credit or loss carry-over of any such entity in respect of any period ending on or before or which includes the Closing Date, which action directly or indirectly results in the Sellers’ having an increased Tax liability (including any related interest and penalties).

(11)        Buyer shall take, and it shall cause the Targets to take, all reasonable steps and give all reasonable assistance to avoid or mitigate any Tax liability which may give rise to a right of indemnification hereunder.

(12)        Buyer shall cause the Corporation, and the Corporation hereby undertakes, to elect pursuant to sub-section 110(1.1) of the ITA that neither the Corporation nor any Person not dealing at Arm’s Length with the Corporation will deduct in computing its income for a taxation year any amount in respect of a payment to or for the benefit of any employee on the cancellation of the Options.

(13)        During the period commencing immediately following the Closing Time and ending six (6) months after the relevant Governmental Authorities are no longer entitled to assess or reassess the Corporation, as the case may be, in respect of the Tax in question, in the case of (A) and (B) below, and on the second anniversary of the Closing Date, in the case of (C) below, if the Targets receive a refund of Taxes in respect of a Pre Closing Tax Period that has not been reflected in the Closing Working Capital Statement (for greater certainty including (A) the GST/PST Receivables classified as “Government Current” and “Government Non-current” components of current assets on the Balance Sheet, (B) any property tax receivable resulting from the contestation of the City of Montreal municipal valuation set forth on the balance sheet and (C) research and development tax credits), then Buyer shall, as soon as is reasonably practicable and in any event within ten (10) Business Days of such receipt, pay an amount equal to such refund to the Sellers’ Representative for distribution to the Sellers in accordance with their

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Pro Rata Share; provided, however, that Buyer shall be entitled to deduct from the payment of the refund all costs, fees and reasonable expenses Buyer incurs in connection with obtaining such Tax refund or the payment thereof.

(14)        Buyer shall provide written notice of, and upon receipt of such notice, the Sellers shall promptly remit to Buyer all amounts owed for (a) all Taxes (or the non-payment thereof) of the Targets for any Pre-Closing Tax Period not included in the Closing Statements and (b) any and all Taxes of any Person imposed on any of the Targets as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(15)        The Sellers hereby agree to indemnify each Buyer Indemnified Party and to hold it harmless from and against, any Loss attributable to (a) all Taxes (or the non-payment thereof) of the Targets for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Targets (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, and (c) any and all Taxes of any Person (other than the Targets) imposed on the Targets as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Targets for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Targets for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(16)        All Tax-sharing agreements or similar agreements, if any, with respect to or involving the Targets shall be terminated as of the Closing Date, and after the Closing Date, Buyer and the Corporation shall not be bound thereby or have any liability thereunder.

(17)        All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Sellers’ Representative on behalf of the Sellers.

(18)        Notwithstanding any provisions contained herein, Buyer shall not be entitled to any indemnification pursuant to this Agreement with respect to this Section 10.1 or a breach of Section 30 of Schedule 3.1 with respect to any Pre-Closing Tax Period or Straddle Period, unless, and only to the extent that, such breach results in the Targets having to pay Taxes for such Pre-Closing Tax Period or Straddle Period (including reimbursement of any previous refunds) taking into account all available tax losses and tax credits for all Pre-Closing Periods or Straddle Periods.

Section 10.2 Directors’ and Officers’ Insurance

(1)          The Sellers and Buyer agree that all rights to indemnification existing in favour of the present and former directors and officers of the Targets (each such present or former director or officer, an “Indemnified D&O Party”) as in effect as of the Closing Date will survive and will continue in full force and effect and without modification, and Buyer will cause the Targets to honour such rights of indemnification and indemnify in favour of the Indemnified D&O Parties pursuant thereto, with respect to actions or omissions of the Indemnified D&O Parties occurring prior to the Closing Date, for a period of not less than the limitation period under applicable Law.

(2)          Prior to the Closing Date, the Targets will purchase, and pay the premium in full for, prepaid non-cancellable run-off directors’ and officers’ liability insurance (the “Tail Coverage Policy”) providing coverage for the Indemnified D&O Parties for a period of up to six (6) years from the Closing Date with respect to claims arising from or related to facts or events which occurred on or prior to the Closing Date.

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(3)          In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successor or assignee of Buyer (as the case may be) assumes the obligations set forth in this Section 10.2.

(4)          The provisions of this Section 10.2 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified D&O Party, his or her heirs, executors, administrators and other legal representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification that any such person may have under this Agreement.

Section 10.3 Maintenance and Access to Records

(1)          Buyer agrees that it will retain all Books and Records and any other documents, information and files relating to the Targets delivered to it by the Sellers and relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the Closing Date. So long as such Books and Records and such other documents information and files are retained by Buyer, the Sellers or their authorized representatives shall have reasonable access thereto.

Article 11 – Survival of Representations and Warranties

Section 11.1 General Survival Period

Subject to the remaining Sections of this Article 11, the representations and warranties contained in the Agreement (including, for the avoidance of doubt, Schedule 3.1 of the Agreement) will survive the Closing for a period of eighteen (18) months from the Closing Date.

Section 11.2 Special Survival Periods relating to Sellers

(1)          The representations and warranties of the Corporation contained in Section 1 (Articles; Organization), Section 2 (Authorization of Agreement), Section 4 (Authorized and Issued Capital), Section 7 (Brokers) and Section 29 (Subsidiaries and Investments) of Schedule 3.1 and of the Sellers contained in Sections 4.2 (Capacity and Authority), Section 4.5 (Ownership), Section 4.6 (No Other Agreements to Purchase) and Section 4.9 (No Brokers) of this Agreement will continue in full force and effect for the benefit of Buyer without limit as to time.

(2)          The representations and warranties of the Corporation contained in Section 30 (Tax Matters) of Schedule 3.1 will continue in full force and effect for the benefit of Buyer until six (6) months after the relevant Governmental Authorities are no longer entitled to assess or reassess the Corporation, as the case may be, in respect of the Tax in question, having regard, without limitation, to any waivers given by the Corporation in respect of Tax, and any entitlement of a Governmental Authority to assess or reassess the Corporation, without limitation, in the event of fraud. Where a notice of any Claim is given, in writing, in respect of a representation, warranty or obligation of the Sellers relating to Taxes within the foregoing applicable survival periods, the representation, warranty or obligation will survive in respect of the Claim until the final determination or settlement of the Claim.

(3)          The representations and warranties of the Corporation contained in Section 17 (Environmental Matters) will continue in full force and effect for a period of three (3) years after Closing.

Section 11.3 Special Survival Periods Relating to Buyer

The representations and warranties of Buyer contained in the following Sections of the Agreement will survive the Closing without limit as to time:

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(1)          Section 5.2 (Binding Obligation); and

(2)          Section 5.3 (Capacity to enter Agreement).

Section 11.4 Special Survival Period Relating to Sellers and Buyer

(1)          Any representation and warranty involving fraud or intentional misrepresentation by the Party giving that representation and warranty will survive and continue in full force and effect without limitation of time.

Article 12 – INDEMNIFICATION

Section 12.1 Indemnifications

(1)          Subject to Section 12.2 below:

(a)          Each Seller agrees that if it fails to observe or perform any covenant or obligation under this Agreement, or breaches any of its representations and warranties under Article 4 or in the bring-down certificate delivered pursuant to Section 7.1(4) (or if any of such representations and warranties otherwise are inaccurate), it will (individually, but not solidarily) indemnify and hold Buyer and its Affiliates, and each of their respective directors, officers, employees, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Loss which any Buyer Indemnified Party may suffer as a result thereof;

(b)          Each Seller agrees that if the Corporation fails to observe or perform any covenant or obligation under this Agreement, or breaches any of its representations and warranties under Article 3 (with respect to the representations and warranties set forth in Section 17 of Schedule 3.1 of the Agreement only, as more particularly described in Section 17 of the Disclosure Schedule) or in the bring-down certificate delivered pursuant to Section 7.1(4) (or if any of such representations and warranties otherwise are inaccurate), it will (individually but not solidarily) indemnify and hold Buyer Indemnified Parties harmless from and against any Loss which any Buyer Indemnified Party may suffer as a result thereof; and

(c)          Each Seller agrees that it will (individually but not solidarily) indemnify and hold the Buyer Indemnified Parties harmless from and against any Loss which any Buyer Indemnified Party may suffer as a result of the matters set forth Schedule 12.1(c);

(d)          Buyer and Internap solidarily agree that if Buyer fails to observe or perform any covenant or obligation under this Agreement, or breaches any of its representation and warranty under Article 5 or in the bring-down certificate delivered pursuant to Section 7.2(2) (or if any of such representations and warranties otherwise are inaccurate), it will indemnify and hold each Seller and its Affiliates, and each of their respective directors, officers, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any Loss which any such Seller Indemnified Party may suffer as a result thereof;

(any Buyer Indemnified Party or Seller Indemnified Party making a claim for indemnification under any provision of this Article 12 being the “Indemnified Party”, and the Party providing indemnification being the “Indemnifying Party” for the purposes of this Article 12).

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Section 12.2 Limitation on Indemnification, Deductible and Cap

(1)          The indemnification obligations of Sellers pursuant to this Agreement, including Section 12.1 above, are limited as follows:

(a)          the indemnification obligations of Sellers are subject to any applicable limitations contained in Article 11 of this Agreement;

(b)          the indemnification obligations of Sellers are not applicable unless and until, and only to the extent that the aggregate of all Claims for any breach, default or indemnification under the Agreement exceeds in the aggregate, a deductible equal to $967,150, in which case, the Indemnifying Party will be obligated to pay the entire amount owing in respect of such Claims in excess of the amount of such deductible; provided, however, that the foregoing deductible will not apply to (i) breaches or inaccuracies of any Fundamental Representation or with respect to Section 30 (Tax Matters), (ii) any breach of any covenant of the Corporation or the Sellers (including those set forth in Section 10.1 of the Agreement), or (iii) the matters set forth on Schedule 12.1(c);

(c)          the maximum indemnification obligations of Sellers shall be limited as follows:

(i)          with respect to Losses arising as a result of breaches or inaccuracies of the Corporation’s representations and warranties set forth in Schedule 3.1 of the Agreement (other than Fundamental Representations or with respect to Section 30 (Tax Matters)), ten percent (10%) of the Closing Consideration in the aggregate with each Seller obligated for such Losses in accordance with its Pro Rata Share;

(ii)         with respect to Losses arising (A) as a result of breaches or inaccuracies of the Fundamental Representations or (B) as a result of breaches of covenants and agreements by the Corporation or the Sellers hereunder (other than with respect to Section 10.1 (Tax Matters)), the aggregate amount of the Closing Consideration; provided, however, that (I) each Seller shall be obligated for such Losses in accordance with its Pro Rata Share up to the Purchase Price, (II) each Seller shall be obligated for Losses in accordance with its Adjusted Pro Rata Share to the extent that such Losses exceed the Purchase Price but are less than or equal to the Closing Consideration and (III) no Seller shall be obligated for Losses arising as a result of another Seller’s breaches of its representations and warranties set forth in Article 4 of the Agreement, or as a result of another Seller’s breaches of its covenants and agreements hereunder; and

(iii)        with respect to Losses arising as a result of breaches of the representations and warranties set forth in Section 30 (Tax Matters) of Schedule 3.1 of the Agreement or as a result of breaches of the covenants and agreements set forth in Section 10.1 (Tax Matters), the aggregate amount of the Purchase Price, with each Seller obligated for such Losses in accordance with its Pro Rata Share.

(d)          notwithstanding anything to the contrary set forth in this Section 12.2, (i) in the case of Losses arising out of fraud or intentional misrepresentation by the Corporation, the maximum amount that the Buyer Indemnified Parties may recover from the Sellers shall be limited to the Closing Consideration; provided, however, that (A) each Seller shall be obligated for such Losses in accordance with its Pro Rata Share up to the Purchase Price and (B) each Seller shall be obligated for Losses in accordance with its Adjusted Pro Rata Share to the extent that such Losses exceed the Purchase Price but are less than or equal to the Closing Consideration; and (ii) in the case of claims arising out of fraud or intentional misrepresentation of a particular Seller (the “Culpable Seller”), absent complicity with the Culpable Seller, no other Seller shall be liable for Losses arising in connection with the fraud or intentional misrepresentation of the Culpable Seller; and

(e)          for purposes of determining the amount of Losses resulting from the matters described in Section 12.1 of the Agreement, the representations, warranties, covenants and agreements applicable

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thereto shall be deemed not to include any qualification or limitation with respect to materiality (whether by the terms “material” or “materiality” or by reference to a “Material Adverse Effect,” or otherwise).

(2)          Any indemnification obligations of the Sellers hereunder shall first be satisfied from the Escrow Indemnification.

(3)          Notwithstanding any terms or provisions of this Agreement, the Parties confirm that the maximum global indemnification obligations of each of CDPQ and Fondaction, Le Fonds de développement de la Confédération des syndicats nationaux pour la coopération et l’emploi (“Fondaction”) under this Agreement shall in no event exceed CDPQ’s or Fondaction’s respective Pro Rata Share of the Purchase Price. Further, the maximum global indemnification obligations of a Seller (other than CDPQ and Fondaction) under this Agreement shall in no event exceed such Seller’s Pro Rata Share of the Closing Consideration.

Section 12.3 Notification

(1)          Promptly (but in any event not more than thirty (30) days after having obtained such knowledge) upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article 12 (an “Indemnification Notice”). Such Indemnification Notice shall specify whether the Indemnity Claim arises as the result of a Third Party Claim or as a result of a Direct Claim, and must also specify with reasonable particularity (to the extent that the information is available):

(a)          the factual basis for the Indemnity Claim; and

(b)          the amount of the Indemnity Claim, if known.

(2)          Upon receipt of an Indemnification Notice by an Indemnifying Party, the provisions of Section 12.5 will apply to any Third Party Claim and the provisions of Section 12.4 will apply to any Direct Claim.

(3)          The omission to so notify the Indemnifying Party does not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause, unless the notification occurs after the expiration of the applicable time limit, if any, as set out in Article 11 or (and only to the extent that) the omission to so notify prejudices the ability of the Indemnifying Party to exercise its right to defend provided in Section 12.5 or cure or mitigate the Loss.

Section 12.4 Direct Claims

(1)          Following receipt of an Indemnification Notice pursuant to Section 12.3 relating to a Direct Claim, the Indemnifying Party shall have thirty (30) Business Days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(2)          If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the thirty (30) Business Day period specified in Section 12.4(1). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute. During the thirty (30) day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that thirty (30) day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject only to this Agreement. If the Indemnifying Party fails to respond in

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writing to the Direct Claim within the thirty (30) Business Day period specified in this Section 12.4, the Indemnifying Party is deemed to have refused the validity and amount of the Direct Claim.

Section 12.5 Defense of Third Party Claims

(1)          After receipt of the Indemnified Party’s Indemnification Notice pursuant to Section 12.3 relating to a Third Party Claim and upon giving notice to the Indemnified Party within not more than thirty (30) Business Days of such receipt, the Indemnifying Party has the right to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that: (a) the Indemnified Party has at all times the right to fully participate in the defence at its own cost and expense (provided, however, that the Indemnifying Party reimburses the Indemnified Party for all defence costs and expenses of the Indemnified Party between the date of the Indemnification Notice and the date the Indemnifying Party validly exercises its right to defend the Third Party Claim); (b) the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party; and (c) legal counsel chosen by the Indemnifying Party is approved by the Indemnified Party, such approval not to be withheld unreasonably.

(2)          The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably refused or withheld), unless: (a) the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the third Person making the Third Party Claim or waive any rights that the Indemnified Party may have against such third Person making the Third Party Claim; (b) the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional release, which is in form and substance reasonably satisfactory to the Indemnified Party, from any and all obligations or liabilities it may have with respect to the Third Party Claim; provided, however, that, notwithstanding the foregoing clauses (a) and (b), the Sellers shall not compromise and settle, or cause a compromise and settlement of, any Third Party Claim with respect to Taxes of Pre-Closing Period without the prior written consent of Buyer; and (c) the Indemnifying Party unconditionally acknowledges in writing that it will indemnify and hold the Indemnified Party harmless with respect to such compromise or settlement.

(3)          If the Indemnifying Party fails to give notice of its intention to participate in the Third Party Claim in accordance with Section 12.5(1), then the Indemnifying Party will be deemed to have waived its right to participate in the Third Party Claim and the Indemnified Party will have the right (but not the obligation) to undertake the defense of the Third Party Claim; and, with the approval of the Indemnifying Party, compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

(4)          If the Indemnifying Party participates in the defense of a Third Party Claim, then the Indemnified Party will make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and participating in the defense of such claim.

(5)          The Indemnified Party shall, at the request of the Indemnifying Party, make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party, at the expense of the Indemnifying Party, reasonably required by the Indemnifying Party for its use in defending any Third Party Claim, the defense of which it has elected to participate in, and the Indemnified Party shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.

(6)          Notwithstanding anything in this Section 12.5 to the contrary, if, in cases where the Indemnifying Party is also party to the Third Party Claim, the Indemnified Party determines in good faith that joint

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representation would not be appropriate, then the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim.

Section 12.6 Insurance Adjustments

If, prior to the settlement and payment of a claim for Losses by a Seller or the Buyer, as applicable, the Indemnified Party receives a payment from an insurance carrier in connection with the Losses to which such claim relates, the amount of Losses recoverable by the Indemnified Party under this Article 12 from the Seller or the Buyer, as applicable, for such claim shall be reduced by the amount of such insurance payment, net of any increase in premiums to be paid by the Indemnified Party related to the insurance carrier’s payment of such claim. If an Indemnified Party receives any insurance payment in connection with any claim for Losses for which it already received payment from a Seller or Buyer, as applicable, within thirty (30) days of receiving such insurance payment, the Indemnified Party shall pay to the Escrow Agent for deposit in the Escrow Indemnification, the amount of the insurance payments received, net of any increase in premiums to be paid by the Indemnified Party related to the insurance carrier’s payment of such claim. In the event the Escrow Indemnification has been fully disbursed or has been closed, then within thirty (30) days of receiving such insurance payment, the Indemnified Party shall pay to (a) CDPQ and Fondaction an amount equal to their respective Pro Rata Share of such net insurance payment and (b) to Sellers’ Representative the remaining amount of such payment, for distribution by Sellers’ Representative to the Sellers (other than CDPQ and Fondaction) in accordance with their respective Pro Rata Share of such net insurance payment. Buyer shall cause the Targets to use commercially reasonable efforts to recover any amount payable by the insurance carrier, but in no circumstance shall the Targets be obligated to institute legal recourse against their respective insurers.

Section 12.7 Indemnification – Non-Merger

The indemnification covenants contained in this Article 12 will not merge on Closing but will survive subject only to any limits imposed by this Article 12.

Section 12.8 Exclusive Remedy

(1)          After the Closing Time, except with respect to fraud, the rights of indemnity in this Article 12 (including, for the avoidance of doubt, those set forth in Section 10.1 (Tax Matters)) shall be the sole and exclusive remedy of each Indemnified Party:

(a)          in respect of Third Party Claims which may be brought against it; and

(b)          for monetary compensation for any Loss which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on behalf of another Party, or any incorrectness in or breach of any representation or warranty by another Party, contained in the Agreement or in any other agreement or document delivered pursuant to the Agreement.

(2)          Notwithstanding anything to the contrary set forth herein, each Seller and each Target (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) hereby waives any rights or claims against any Financing Source in connection with this Agreement, the Financing Commitment Letters, the Financing, or in respect of any other document or theory of law or equity (whether in tort, contract or otherwise) or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith and each Seller and each Target (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, the Financing Commitment Letters, the Financing, or in respect of any other document or theory of law or equity and agrees to cause any such action or proceeding asserted by any of them (on behalf of itself and any of its Affiliates, directors, officers, employees, agents and representatives) in connection with this Agreement, the Financing Commitment Letters, the Financing or in respect of any other document or theory of law or

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equity against any Financing Source to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to any Seller or any Target in connection with this Agreement, the Financing Commitments, the Financing or the transactions contemplated hereby or thereby. For greater certainty, nothing contained in this Section 12.8(2) shall limit or restrict in any manner the rights that the Sellers may have against the Buyer or Internap hereunder.

Section 12.9 General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of any Loss shall also be subject to the principles set forth in this Section 12.9.

(1)          Subject to Section 12.6, the obligation of indemnification shall not apply to the extent that any Loss claimed has been reimbursed through insurance to the Indemnified Party.

(2)          The amount of Losses shall be reduced by any allowance, provision or reserve in respect of the matter giving rise to such Claim included in the Financial Statements or the Final Working Capital, if any.

Section 12.10 Duty to Mitigate

Nothing in this Agreement shall in any way restrict or limit the general obligation at law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation or warranty or the breach of any covenant of the Indemnifying Party hereunder.

Section 12.11 No Contribution

Indemnification obligations under this Article 12 will be determined without regard to any right to indemnification that any Seller may have in his, her or its capacity as an officer, director, employee or agent of any of the Targets prior to the Closing and no such Seller will be entitled to any indemnification from any of the Targets for amounts paid for indemnification under this Article 12. Without limiting the foregoing, with respect to any claim brought by a Buyer Indemnified Party against a Seller under the Agreement or otherwise relating to the Agreement, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim against any of the Targets with respect to any amounts owed by such Seller pursuant to the Agreement.

Section 12.12 Consideration Adjustment

Any payment made by the Indemnifying Party to the Indemnified Party under this Article 12 shall constitute an adjustment to Purchase Price.

Article 13 – TERMINATION

Section 13.1 Termination Rights

This Agreement may be terminated:

(a)          prior to Closing, by mutual written agreement of the Sellers and Buyer;

(b)          by notice given by Buyer to the Sellers’ Representative for failure of a condition stipulated in Section 7.1 to be satisfied by noon on December 23, 2013 if Buyer has not waived such condition; provided that Buyer shall not be entitled to so terminate the Agreement if the failure of the Sellers to satisfy such condition results from a breach by Buyer of its obligations under this Agreement;

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(c)          by notice given by the Sellers’ Representative to Buyer for failure of a condition stipulated in Section 7.2 to be satisfied by noon on December 23, 2013 if the Sellers’ Representative has not waived such condition; provided that the Sellers’ Representative shall not be entitled to so terminate the Agreement if the failure of Buyer to satisfy such condition results from a breach by the Sellers of their obligations under this Agreement;

(d)          by notice given by either Party if there has been a material breach of any provision of this Agreement, and such breach has not been waived by the non-breaching Party, that remains uncured for a period of twenty (20) consecutive days commencing on the day that the non-breaching Party provides the breaching Party with Notice that there has been a material breach of this Agreement;

(e)          by the Sellers’ Representative or Buyer if Closing has not occurred (other than through or as a result of a failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before noon on December 23, 2013 or such later date as the Parties may agree in writing;

(f)          by either Party if after the date of this Agreement any Law is enacted, made or amended that makes the consummation of any of the transactions contemplated by this Agreement illegal or otherwise prohibited or enjoins the consummation of any of the transactions contemplated by this Agreement, and such Law (if applicable) or enjoinment shall have become final and non-appealable.

Section 13.2 Effect of Termination

(1)          Each Party’s right of termination under this Article 13 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Nothing in this Article 13 limits or affects any other rights or causes of action any Party may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement. If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

(2)          If this Agreement is terminated pursuant to Section 13.1, all obligations of the Parties under this Agreement will terminate, except that:

(a)          Section 6.4 (Confidentiality), Section 14.3 (Costs and Expenses), Section 14.9 (Governing Law and Submission to Jurisdiction), Section 14.11 (Notices), Section14.13 (Public Notice) and this Section 13.2, and each party’s obligations under such foregoing sections, will survive; and

(b)          if this Agreement is terminated by a Party because of a breach of this Agreement by the other Party or because a condition for the benefit of the terminating Party has not been satisfied because the other Party has failed to perform any of its obligations or covenants under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired; provided that, for greater certainty, a failure to satisfy a condition in Section 7.1 or Section 7.2 to the extent it is not reasonably within the control of a Seller in the case of Section 7.1 or not reasonably within the control of Buyer in the case of Section 7.2 shall not constitute a breach of this Agreement.

Article 14 – GENERAL

Section 14.1 Amendment

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and each of the Sellers. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such

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waiver be binding unless executed in writing by the Sellers’ Representative on behalf of the Sellers, or Buyer, as the case may be.

Section 14.2 Assignment

Without limiting Section 14.6, neither the Agreement nor any right or obligation under the Agreement may be assigned by any Party without the prior consent of the other Parties (except that Buyer may assign its rights under this Agreement to one or more lenders as collateral security).

Section 14.3 Costs and expenses

Except as otherwise specified in the Agreement (including with respect to Transaction Expenses), all costs and expenses (including the fees and disbursements of accountants, legal counsel and other professional advisers) incurred in connection with the Agreement and the completion of the transactions contemplated by the Agreement are to be paid by the Party incurring those costs and expenses.

Section 14.4 Counterparts

The Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

Section 14.5 Currency

Unless otherwise specified, the word “dollar” and “$” sign refer to U.S. currency, and all amounts to be advanced, paid or calculated under the Agreement are to be advanced, paid or calculated in U.S. currency. In the event that an amount subject to this Agreement is expressed in Canadian dollars or another currency and such amount is to be exchanged into U.S. dollars, the Parties shall apply the reported exchange rate for the U.S. dollar to such currency quoted by the Bank of Canada (or such other source to which Buyer and the Sellers’ Representative may agree in writing) representing the noon rate on the applicable date (or, in the case of the Estimated Statements, the noon rate on the Business Day prior to their delivery to Buyer).

Section 14.6 Enurement

The Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns. Except as provided in Sections 12.8(2) and 14.9 and this Section 14.6, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that the Financing Sources shall be intended third parties beneficiaries of Sections 12.8(2) and 14.9 and this Section 14.6 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Sources may be made without the prior consent of the Financing Sources).

Section 14.7 E-mail transmission

Delivery of the Agreement by e-mail constitutes valid and effective delivery.

Section 14.8 Further assurances

Each Party will, at the requesting Party’s cost, execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other Party or Parties to give effect to the Agreement and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and

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documents and provide any assurances, undertakings and information as may be required from time to time by all Governmental Authorities or as may be required from time to time under applicable securities Laws.

Section 14.9 Governing Law and Submission to Jurisdiction

(1)          The Agreement is governed by, and is to be construed and interpreted in accordance with, the Laws applicable in the Province of Québec and the federal Laws of Canada applicable therein.

(2)          Each of the Parties irrevocably submits and attorns to the exclusive jurisdiction of the courts of the Province of Québec (judicial district of Montréal) to determine all issues, whether at law or in equity arising from the Agreement.

(3)          To the extent permitted by applicable Law, each of the Parties irrevocably waives any objection (including any claim of inconvenient forum) to the venue of any legal proceeding arising out of or relating to the Agreement in the courts of the Province of Québec, or that the subject matter of the Agreement may not be enforced in these courts, and irrevocably agrees not to seek, and hereby waives any right to, judicial review by any court which may be called upon to enforce the judgment of these courts, of the substantive merits of any such suit, action or proceeding.

(4)          To the extent a Party has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, that Party irrevocably waives that immunity in respect of its obligations under the Agreement.

(5)          Notwithstanding anything herein to the contrary (but without limiting Section 12.8(2)), each of the parties hereto agrees that any claim, controversy or dispute any kind or nature (whether based upon contract, tort or otherwise) against a Financing Source that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the Financing Commitment Letters shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(6)          Notwithstanding anything herein to the contrary (but without limiting Section 12.8(2)), each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Financing Commitment Letters, or any of the transactions contemplated hereby or thereby, including, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), and that the provisions immediately below relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

(7)          EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AGAINST THE FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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Section 14.10 Joint but not solidary obligations of Sellers

The obligations of Sellers pursuant to the Agreement are joint within the meaning of article 1518 of the Civil Code of Québec but not solidary within the meaning of article 1523 of the Civil Code of Québec in accordance with the Pro Rata Share or the Adjusted Pro Rata Share of the Sellers, as the case may be.

Section 14.11 Notices

(1)          Any notice, demand, request, consent, approval or other communication which is required or permitted by the Agreement to be given or made by a Party (a “Communication”) must be in writing and either delivered personally, delivered by nationally recognized overnight courier service, sent by prepaid, registered mail or sent by e-mail, charges (if any) prepaid and confirmed by prepaid registered mail.

(2)          Any Communication must be sent to the intended recipient at its address as follows or at any other address as any Party may from time to time advise the others by Communication given in accordance with this Section 14.11:

(a)          to Sellers at:

c/o Sellers’ Representative

NOVACAP Technologies III, L.P.
375 boul. Roland-Therrien
Suite 210
Longueuil (Québec) J4H 4A6
Attention: Stéphane Blanchet, Chief Financial Officer

   Bruno Duguay, Chief Legal Officer

E-mail: sblanchet@novacap.ca

  bduguay@novacap.ca

With a copy which shall not constitute a notice to:

Fasken Martineau
The Stock Exchange Tower
PO Box 242, Suite 3700
Montréal, Québec H4Z 1E
Attention: Michel Boislard, Partner
Email: mboislard@fasken.com

and to:

Caisse de dépôt et placement du Québec

1000 Place Jean-Paul-Riopelle

Montréal, Québec

H2Z 2B3

Attention: David Pétrie
Email: dpetrie@lacaisse.com
Attention: Guy Lebeuf
Email: glebeuf@lacaisse.com

With a copy which shall not constitute a notice to:

Gowling Lafleur Henderson LLP
Suite 3700, 1 Place Ville-Marie

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Montréal, Québec
H3B 3P4
Attention: Robert Dorion, Partner
Email: robert.dorion@gowlings.com

and to:

Fondaction
2175 boul. De Maisonneuve East, Suite 103

Montréal, Québec
H2K 4S3
Attention: Geneviève Morin
Email: genevieve.morin@fondaction.com

(b)          to Buyer at:

Internap Network Services Corporation
One Ravinia Drive, Suite 1300
Atlanta, Georgia 30346
Attention: Kevin M. Dotts, Chief Financial Officer
                 Tashia L. Rivard, Senior Vice President Legal Services
Email: kdotts@internap.com
            trivard@internap.com

With a copy which shall not constitute a notice to:

Morris, Manning & Martin, LLP
3343 Peachtree Road, N.E.
1600 Atlanta Financial Center
Atlanta, Georgia 30326
Attention: Carl J. Erhardt
Email: cerhardt@mmmlaw.com

(3)          Any Communication personally delivered to the Party to whom it is addressed will be deemed to have been given and received on the day it is so delivered at that Party’s address, provided that if that day is not a Business Day then the Communication will be deemed to have been given and received on the next Business Day.

(4)          Any Communication delivered by nationally recognized overnight courier service will be deemed to have been given and received on the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery.

(5)          Any Communication transmitted by e-mail will be deemed to have been given and received on the day on which it was transmitted (but if the Communication is transmitted on a day which is not a Business Day or after 5:00 p.m. (local time of the recipient)), the Communication will be deemed to have been received on the next Business Day.

(6)          Any Communication given by registered mail will be deemed to have been received on the fifth Business Day after which it is so mailed.

(7)          If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Communication must be effected by personal delivery, or by e-mail.

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Section 14.12 Payment by Wire Transfer

Any money to be paid or tendered by one Person to another pursuant to the Agreement must be paid by wire transfer of immediately available funds to an account designated in writing by the Person entitled to receive the payment.

Section 14.13 Public Notice

(1)          Subject to Section 14.13(2) of the Agreement, all public notices to third parties and all other announcements, press releases and publicity concerning the Agreement or the transactions contemplated by the Agreement must be jointly planned and coordinated by Sellers’ Representative and Buyer.

(2)          Neither Party will act unilaterally in this regard without the prior consent of the other Party unless and only to the extent that, disclosure is required to meet the timely disclosure obligations of any Party under securities Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable, or the disclosure is to the Party’s board of directors, senior management and its legal, accounting, financial or other professional advisers.

Section 14.14 Sellers’ Representative

(1)          Each of the Sellers hereby appoints Sellers’ Representative as agent for and on behalf of Sellers and irrevocably authorizes Sellers’ Representative to act as each such Seller’s agent with respect to all matters under this Agreement and any Transaction Document to which a Seller is a party. Sellers’ Representative hereby accepts such appointment and agrees to perform the responsibilities set forth herein.

(2)          Without limiting to generality of the foregoing, Sellers’ Representative shall have full power and authority to make all decisions and take all actions relating to the Sellers’ respective rights, obligations (other than with respect to the obligations to make payments, which responsibility shall be borne by the applicable Seller(s)) and remedies under this Agreement and any Transaction Document to which a Seller is a party, including to receive payments (for the further benefit of the Sellers (other than CDPQ and Fondaction) as set forth in this Agreement or the Escrow Agreement), to give and receive notices and Communications, to receive and deliver documents, to exercise, enforce or waive rights or conditions, to give releases and discharges, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any and all claims under this Agreement or disputes under Section 2.7, Section 2.8, Section 2.9 or Article 12 of this Agreement (to the extent related to any breach by the Corporation of the representation warranties and covenants set forth herein), and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing. All decisions and actions taken by Sellers’ Representative shall be final binding and conclusive upon all Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer may rely upon any such decision, act, consent, or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each Seller.

(3)          No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for its services.

(4)          All references in this Agreement to decisions and actions to be taken by the Sellers or any one of them, as the case may be, shall be deemed taken by a Seller or any one of them, as the case may be, if such decisions or actions are taken by Sellers’ Representative. All references in this Agreement to decisions and actions to be taken by Buyer and directed to the Sellers or any one of them, as the case may be, shall be deemed directed to the Sellers or any one of them, as the case may be, if such decisions or actions are directed by Buyer to Sellers’ Representative.

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(5)         In exercising or failing to exercise all or any of the powers conferred upon Sellers’ Representative hereunder or thereunder, Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting the only responsibility for any act or failure to act which represents gross fault.

(6)         The execution by the Sellers of the Agreement shall be deemed to be approval of the terms of the provisions of this Section 14.14, including the appointment of Sellers’ Representative.

(7)         Buyer is hereby relieved from any liability to any Person for any acts done by it in accordance with such decision, act, consent or instruction of Sellers’ Representative.

(8)         Sellers hereby agree, on the basis of their Pro Rata Share, to indemnify and hold harmless Sellers’ Representative, its directors, officers and employees from and against the full amount of any loss, liability, damage, cost, expense, charge, fine, penalty and reasonable professional fees and disbursements which Sellers’ Representative, its directors, officers or employees may suffer as a result of acting as Sellers’ Representative or on behalf of Sellers’ Representative.

(9)         Notwithstanding the foregoing, Sellers’ Representative shall (i) inform all Sellers of any Claim received by Sellers’ Representative from Buyer pursuant to Article 10 and (ii) not be entitled to settle any Claim relating to a breach of the representations or warranties set out in Article 4.

Section 14.15 Severability

Each provision of the Agreement is distinct and severable. If any provision of the Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of the Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

Section 14.16 Tender

Any tender of documents or money pursuant to the Agreement may be made upon the Parties or their respective counsel.

Section 14.17 Time of Essence

Time is of the essence in all respects of the Agreement. Therefore the time limits set forth herein are mandatory.

Section 14.18 Waiver

No waiver of, failure to exercise or delay in exercising, any provision of the Agreement constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.19 Internap Obligations

Buyer and Internap shall be solidarily (within the meaning of the Civil Code of Québec) liable for all obligations under this Agreement and Internap hereby absolutely, unconditionally and irrevocably guarantees to the Sellers the due and punctual performance of all of the obligations of Buyer under this Agreement. The liabilities and obligations of Internap are subject to the terms of this Agreement and will not exceed any liability or obligation of Buyer to the Sellers under this Agreement. Internap is entitled to all rights, privileges and defenses available to Buyer with respect to any obligations or liability, including

40

all provisions of this Agreement relating to limitation of liability and resolution of disputes. Internap hereby irrevocably waives any benefit of discussion or division and agrees that its liability under this guarantee shall be absolute and unconditional irrespective of any other circumstance which might otherwise constitute a defense available to or a legal discharge of Internap, except to the extent that such circumstance constitutes a defense for Buyer.

Section 14.20

The Parties hereby acknowledge and agree that the Transition Plan may not be amended except by the written agreement of all Parties hereto.

The parties have executed this Agreement.

[SIGNATURE PAGES FOLLOW NEXT]

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NOVACAP TECHNOLOGIES III, L.P.		TÉLÉBROME INC.

By:	Novacap Partners Technologies III, L.P., its general partner

By: Novacap Management Technologies III Inc., its general partner

By:	/s/ Pascal Tremblay	By:	Robert Brouillette /s/ Robert Brouillette
	Name: Pascal Tremblay		Name: Robert Brouillette
	Title: President, Managing Partner		Title: President

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC		FONDACTION, LE FONDS DE DÉVELOPPEMENT DE LA CONFEDERATION DES SYNDICATS NATIONAUX POUR LA COOPERATION ET L’EMPLOI

By:	/s/ David Petrie	By:	/s/ Luc Lapointe
	Name: David Petrie		Name: Luc Lapointe
	Title: Directeur		Title: Portfolio Manager

By:	/s/ Claude Lafond	By:	/s/ Genevieve Bouthillier
	Name: Claude Lafond		Name: Genevieve Bouthillier
	Title: Directeur principal		Title: Assistant head of Investment

BCSP IW HOLDINGS, LLC		7871902 CANADA INC.

By:	/s/ Thadeus Mocarski	By:	/s/ Éric Chouinard
	Name: Thadeus Mocarski		Name: Éric Chouinard
	Title: Managing member of BCSP IW Manager, LLC, its managing member		Title:

1

NOVACAP TECHNOLOGIES INTERNATIONAL III, SRL		7871970 CANADA INC.

By:	/s/ Julia A. Taggart	By:	/s/ Martin Leclair
	Name: Julia A. Taggart		Name: Martin Leclair
	Title: Manager		Title:

NOVACAP TECHNOLOGIES INTERNATIONAL III.1, L.P.

By:	Novacap Partners Technologies III, L.P., its general partner By: Novacap Management Technologies III Inc., its general partner

By:	/s/ Pascal Tremblay
Name: Pascal Tremblay
Title: President, Managing Partner

8672377 CANADA INC.

By:	/s/ John D. Maggard
Name: John D. Maggard
Title: Assistant Treasurer

INTERNAP NETWORK SERVICES CORPORATION

By:	/s/ James E. Cooney
Name: James E. Cooney
Title: Chief Executive Officer

2

Schedule 1.1 – Definitions

In the Agreement, unless the context indicates otherwise, the following definitions apply and any grammatical variation of such definition shall have the correlated meaning:

1.          “Accounting Firm”

is defined in Section 2.8(3) of the Agreement;

2.          “Accounts Receivable”

means the aggregate sum of all accounts receivable due, owing, or accruing to the Targets in connection with the Business, net of an allowance for doubtful accounts calculated in accordance with IFRS but excluding for greater certainty any Taxes receivable;

3.          “Adjusted Pro Rata Share”

means, with respect to each Seller, the percentage listed in Schedule A under the heading “Adjusted Pro Rata Share”;

4.          “Affiliate”

has the meaning given to such term in National Instrument 45-106 – Prospectus and Registration Exceptions, as in force on the date hereof;

5.          “Agreement”

means the Share Purchase Agreement relating to the Targets to which this Schedule 1.1 is attached, together with all the Schedules and Exhibits attached thereto, as may be supplemented or amended by written agreement between the Parties;

6.          “Applicable Rate”

means the prime business rate of interest reported from time to time by the Bank of Canada;

7.          “Arm’s Length”

has the meaning given to such term in the ITA;

8.          “Articles”

means the constitutional or formation documents of the Targets;

9.          “Audited Financial Statements”

means the audited consolidated financial statements consisting of (a) the annual audited consolidated balance sheet of the Corporation as of the Most Recent Audited Financial Statements Date and the related annual consolidated statements of income and cash flows for the fiscal year then ended, including the notes or other supplementary information thereto;

10.         “Balance Sheet”

means the unaudited consolidated balance sheet of the Corporation as of the Balance Sheet Date;

11.         “Balance Sheet Date”

means August 31, 2013;

12.         “Balance Sheet Statement”

means the schedule that sets forth the manner in which the Corporation’s applicable balance sheet is to be prepared, attached as Exhibit 1.1-12 hereto.

13.         “Banker”

means The Bank Street Group LLC;

14.         “Books and Records”

means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information of the Targets, including all data and information stored on computer-related or other electronic media, maintained with respect to the Business;

15.         “Business”

means the business carried on by the Targets, consisting of the business of providing Internet hosting infrastructures through “cloud” related services, dedicated servers, co-location and shared hosting services, domain name registration services and connectivity services, whether wired or wireless, server and/or application management and other managed services related to the foregoing. Without limiting the generality of the foregoing, Business shall include:

(i)          a dedicated Web hosting service wherein the Customer has access to one (1) or more entire servers, thereby acquiring complete control, including control over the choice of operating system and underlying hardware;

(ii)         a Cloud-type hosting service wherein the Customer has access to part of one or more servers, which, with appropriate programming, acts as a dedicated private server;

(iii)        a shared hosting service wherein the Customer has access to part of one or more Web servers;

(iv)        a shared space hosting service in a data centre;

(v)         services such as storage, security or monitoring that are related to the foregoing provisions; and

(vi)        offering of co-location facilities providing space, equipment and bandwidth for rent;

16.         “Business Day”

means any day excluding a Saturday, Sunday or statutory holiday in the Province of Québec, Toronto, Ontario and Atlanta, Georgia and also excluding any day on which the principal chartered banks located in the City of Montréal, Québec, and Atlanta, Georgia are not open for business during normal banking hours;

17.         “Buyer”

is defined in the Appearance of the Agreement;

18.         “Buyer Indemnified Parties”

is defined in Section 12.1(1)(a) of the Agreement;

19.         “Buyer’s Canadian Counsel”

means Stikeman Elliott LLP;

20.         “Buyer’s Counsel”

means Morris, Manning & Martin, LLP;

21.         “Cash”

means the aggregate sum of, on a consolidated basis and calculated in accordance with IFRS and consistent with past practices (to the extent consistent with IFRS, except for non-material misstatement) and with the Cash and Debt Statement, cash and cash equivalents of the Targets, including term deposits, guaranteed investment certificates and similar readily liquid instruments;

22.         “Cash and Debt Statement”

means the schedule (a) pursuant to which Cash and Debt are to be calculated and (b) that sets forth (i) the amount of Cash, (ii) the Debt amount to be paid-out at Closing and (iii) the Debt amount that is not to be paid-out at Closing, attached as Exhibit 1.1-22 hereto;

23.         “Certificates of Location”

means the certificate of location concerning the property located 3185 Hochelaga East, Montréal prepared by Éric Deschamps, Quebec Land Surveyor, on June 2, 2011, under his minute number 6997 (File D2875C), addressed to the Corporation, and the certificate of location concerning the property located at 5945 Couture Boulevard, Montréal prepared by Éric Deschamps, Quebec Land Surveyor, on May 30, 2011, under his minute number 6988 (File D2863C), addressed to Technologies Iweb Inc;

24.         “CDPQ”

means Caisse de dépôt et placement du Québec;

25.         “Claim”

means any claim, complaint, demand, grievance, prosecution, order, indictment, charge, investigation or legal, judicial, arbitral or administrative proceedings, including assessment or reassessment and any appeal or application for review;

26.         “Closing”

means the completion of the sale to and purchase by Buyer of the Purchased Shares pursuant to the Agreement;

27.         “Closing Balance Sheet”

is defined in Section 2.7(1) of the Agreement;

28.         “Closing Cash and Debt Statement”

is defined in Section 2.7(1) of the Agreement;

29.         “Closing Consideration”

is defined in Section 2.2 of the Agreement;

30.         “Closing Date”

means the date that is three (3) Business Days after the date upon which all of the conditions pursuant to Article 7 of this Agreement have been fulfilled or waived (other than those conditions that by their nature are to be satisfied by actions taken at Closing) or such other date as may be agreed to in writing by the Sellers’ Representative and Buyer;

31.         “Closing Purchase Price Certificate”

is defined in Section 2.7(1) of the Agreement;

32.         “Closing Statements”

is defined in Section 2.7(1) of the Agreement;

33.         “Closing Statements Dispute”

is defined in Section 2.7(3) of the Agreement;

34.         “Closing Time”

means ten (10) am (Toronto time) on the Closing Date or any other time on the Closing Date as may be agreed by the Parties;

35.         “Closing Working Capital Statement”

is defined in Section 2.7(1) of the Agreement;

36.         “Communication”

is defined in Section 14.11(1) of the Agreement;

37.         “Confidential Information”

means information, whether in written or electronic form, that is of a proprietary or confidential nature, or not generally available to the public, relating to the Business;

38.         “Consent” means any consent, approval, permit, waiver, ruling, exemption or acknowledgement from any Person (other than the Subsidiaries) which is provided for or required in respect of, or pursuant to the terms of any Material Contract or otherwise, in connection with the sale of the Purchased Shares to Buyer on the terms contemplated in this Agreement, to permit the Targets to carry on the Business after the Closing Date or which is otherwise necessary to permit the Parties to perform their obligations under this Agreement, as listed in Section 11 of the Disclosure Schedule;

39.         “Contract”

means any written or unwritten agreement, understanding, undertaking, indenture, commitment, license or Lease;

40.         “Contributor”

is defined in Section 22(l) of Schedule 3.1 of the Agreement;

41.         “Corporation”

is defined in the Appearance of the Agreement; provided that if the Pre-Acquisition Restructuring is consummated, such term shall mean and include the Holding Companies as amalgamated with the Corporation;

42.         “Corporation Intellectual Property”

is defined in Section 22(a) of Schedule 3.1 of the Agreement;

43.         “Corporation Software”

is defined in Section 22(h) of Schedule 3.1 of the Agreement;

44.         “Current Assets”

means the aggregate sum of, on a consolidated basis and calculated in accordance with IFRS and consistent with past practices (to the extent consistent with IFRS, except for non-material misstatement) and the Working Capital Statement, the values of (i) the Accounts Receivable, (ii) Prepaid Amounts (short-term), but excluding (A) the GST/PST Receivables classified as “Government Current” and “Government Non-current” components of current assets on the Balance Sheet, (B) any property tax receivable resulting from the contestation of the City of Montreal municipal valuation set forth on the Balance Sheet and (C) research and development tax credits.

45.         “Current Liabilities”

means the aggregate sum of, on a consolidated basis and calculated in accordance with IFRS and consistent with past practices (to the extent consistent with IFRS, except for non-material misstatement) and the Working Capital Statement,

(1)	the Corporation’s trade accounts payable, owing or accruing due, other than the GST/PST Receivables classified as components of current liabilities on the Balance Sheet;
(2)	all accrued liabilities and any other amounts owed by the Corporation that are payable within one (1) year after the Closing, but excluding such liabilities and amounts related to compensation, bonus, severance and other similar payments in connection with the termination of employment or other separation from the Targets, prior to or at the Closing, of the Founders;

(3)	all of the Corporation’s current liabilities for Taxes for the Pre-Closing Tax Period, including all Taxes that the Corporation was required to withhold and remit to an applicable Governmental Authority in respect of any period ending prior to the Closing Date which have not been remitted, but excluding any current liabilities for Taxes (a) imposed on the net income of any Target or (b) associated with GST/PST liabilities or contra-liabilities;
(4)	except for the Transaction Bonuses and the Retention Bonuses set forth on the Estimated Statements, all transaction-related bonuses, accelerated benefits or any Losses (including retention payments, change-of-control payments, severance payments, sale bonus payments or similar payments) payable to any officer, director, Employee, shareholder or consultant of the Corporation (including any of the Sellers) or any other Person arising, vesting (whether fully or partially), or conferring any right of immediate or future value as a result of the consummation of the transactions contemplated hereby (whether absolute or contingent and whether or not such Loss is immediately due and payable upon consummation of the transactions contemplated hereby or payable upon any event occurring after the Closing), including any employer contributions that are not limited to a maximum amount per Employee for any given year;
(5)	current portion of deferred revenues of the Corporation;
(6)	the loan from Delage Landen;
(7)	any employer contribution that is not limited to a maximum amount per Employee for a given year or incremental Taxes related to the Options Amount payable to the Optionees; and
(8)	any unpaid Third Party Closing Payments not set forth on the Estimated Statements.

46.         “Customer Software:

is defined in Section 22(h) of Schedule 3.1 of the Agreement;

47.         “Data Room” means the virtual data room maintained for purposes of the transactions contemplated by the Agreement and managed by Banker;

48.         “Debt”

means, on a consolidated basis and calculated in accordance with IFRS and consistent with past practice (to the extent consistent with IFRS, except for non-material misstatement) and the Cash and Debt Statement,

(1)	all indebtedness of the Targets for borrowed money or in respect of loans or advances of any kind (including the current portion thereof);
(2)	the amount of all liabilities of the Targets pursuant to all capital leases;
(3)	all liabilities of the Targets evidenced by bonds, debentures, notes or similar instruments or debt securities;
(4)	all liabilities of the Targets to Novacap or any of its Affiliates with respect to management fees;
(5)	any amount owed under the reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, except for the letters of credit issued to Hydro Québec and Laurnum, Inc., as set forth on Section 18(c) of the Disclosure Schedule;
(6)	for all or any part of the deferred purchase price of properties or services (other than trade payables), including any “earnout” or similar payments or any non-compete payments;
(7)	under interest rate swap, hedging or similar agreements;

(8)	liabilities and amounts related to compensation, bonus, severance and other similar payments in connection with the termination of employment or other separation from the Targets, prior to or at the Closing, of the Founders;
(9)	fifty percent (50%) of the amount of the long-term portion of deferred revenues of the Corporation (less items classified as Other Assets (Prepaid Long Term) on the basis of the Balance Sheet);
(10)	all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing; and
(11)	any liability of others described in the preceding clauses (1) through (10): (i) that the Corporation has guaranteed, (ii) that is recourse to the Corporation or any of its assets (iii) that is otherwise its legal liability, or (iv) that is secured in whole or in part by the assets of the Corporation.

but excluding (i) any debt arising from leases for immovable property presented as liabilities in the Financial Statements and (ii) any amount related to outstanding common shares which are redeemable shares of the Corporation under IFRS pursuant to the Shareholders’ Agreement.

For greater certainty, Debt shall be calculated before unamortized transaction costs and shall not include any liability included in the definition of Current Liabilities.

49.         “Direct Claim”

means any cause, matter, thing, act, omission or state of facts not involving a Third Party Claim which entitles an Indemnified Party to make a claim for indemnification under this Agreement.

50.         “Disclosure Schedule”

is defined in Section 3.2(1) of the Agreement;

51.         “Dispute Notice”

is defined in Section 2.7(3) of the Agreement;

52.         “Employees”

means all individuals employed by the Targets;

53.         “Employee Benefit Plan”

means all plans that provide for pension or retirement income or benefits for the benefit of Employees or former Employees, and their respective beneficiaries, and all Employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, compensation, retirement, salary continuation, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, accident, disability, life insurance and other plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, funded or unfunded, registered or unregistered, insured or self-insured:

(1)	that are sponsored or maintained or funded, in whole or in part, by the Targets, or to which the Targets contribute or is obligated to contribute for the benefit of Employees or former Employees, and their respective beneficiaries; or
(2)	under which the Targets have any liability or contingent liability;

other than benefit plans established pursuant to statute;

54.         “Employee Policies and Procedures”

is defined in Section 15(m) of Schedule 3.1 of the Agreement;

55.         “Encumbrance”

means any security interest, mortgage, deed of trust, charge, pledge, priority, hypothec, lien, debenture, assignment by way of security, conditional sales contract or other title retention agreement, lease, right of first refusal servitude, right of way, encumbrance, restriction, permission, or option;

56.         “Environment”

means the natural environment, including, without limitation, the ambient air, all layers of the atmosphere, all water including surface water and underground water, all land and organic and inorganic matter and living organisms, and includes indoor spaces and all sewer systems;

57.         “Environmental Laws”

means any Laws relating to the Environment and protection of the Environment, the regulation of Hazardous Substances, health and safety, including occupational health and safety, including civil responsibility for acts or omissions with respect to the Environment, and all permits issued pursuant to such Laws;

58.         “Environmental Release”

means any release, spill, leak, pump, pouring, emission, emptying, discharge, deposit, injecting, leaching, disposal, dumping, escaping, migration, placement or introduction into or upon any land or water or air or otherwise into the Environment;

59.         “Escrow Adjustment”

is defined in Section 2.6(2)(a)(i) of the Agreement;

60.         “Escrow Agent”

means Computershare Trust Company of Canada;

61.         “Escrow Agreement”

is defined in Section 2.6(2)(b) of the Agreement;

62.         “Escrow Amount”

is defined in Section 2.6(2)(a) of the Agreement;

63.         “Escrow Indemnification”

is defined in Section 2.6(2)(a)(ii) of the Agreement;

64.         “Estimated Balance Sheet”

is defined in Section 2.4(1)(a) of the Agreement;

65.         “Estimated Cash and Debt Statement”

is defined in Section 2.4(1)(c) of the Agreement;

66.         “Estimated Purchase Price”

is defined in Section 2.4(1) of the Agreement;

67.         “Estimated Purchase Price Certificate”

is defined in Section 2.4(1) of the Agreement;

68.         “Estimated Statements”

is defined in Section 2.4(1) of the Agreement;

69.         “Estimated Working Capital Statement”

is defined in Section 2.4(1)(b) of the Agreement;

70.         “Final Determination Date”

means the date on which the Parties agree to the Closing Balance Sheet pursuant to Section 2.7 of the Agreement, or, if there is a Closing Statements Dispute, the date on which a determination of a Closing Statements Dispute is made pursuant to Section 2.8 of the Agreement;

71.         “Final Working Capital”

means the Working Capital of the Targets, on a consolidated basis, as of Closing Date as contemplated in the Closing Balance Sheet as finally determined;

72.         “Financial Statements”

means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

73.         “Financing” has the meaning set forth in Section 6.1(c);

74.         “Financing Commitment Letter” means an executed commitment letter from the Financing Sources, pursuant to which the Financing Sources have committed to provide (or cause to be provided), subject to the terms and conditions set forth therein, the amounts set forth therein for the purpose of financing in part the transactions contemplated hereby;

75.         “Financing Sources” shall mean each Person (including, each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with the Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns;

76.         “Fondaction” is defined in Section 12.2(3) of the Agreement;

77.         “Fundamental Representations”

means (a) the following representations and warranties set forth in Schedule 3.1 of the Agreement: (i) Section 1 (Articles; Organization); (ii) Section 2 (Authorization of Agreement); (iii) Section 4 (Authorized and Issued Capital); (iv) Section 7 (Brokers); and (v) Section 28 (Subsidiaries and Investments), and (b) the representations and warranties set forth in Section 4.2 (Capacity and Authority), Section 4.5 (Ownership), Section 4.6 (No Other Agreements to Purchase) and Section 4.9 (No Brokers);

78.         “Governmental Authority”

means any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court or tribunal, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature as well as any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them;

79.         “Handle”

means to access, receive, collect, use, store, process, record, disclose, transfer, retain, dispose of, destroy, manage or otherwise handle;

80.         “Hazardous Substance”

means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, plasma, organic or inorganic matter which is regulated, listed, defined or classified as, or otherwise determined to be, dangerous, hazardous, hazardous waste, solid or liquid waste, toxic, radioactive, explosive, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under or pursuant to any Environmental Laws, including any mixture or solution thereof;

81.         “Holding Companies”

means 7871902 Canada Inc. and 7871970 Canada Inc., collectively;

82.         “IFRS”

means the International Financial Reporting Standards as applied for the fiscal year of the Corporation ending on September 30, 2012;

83.         “Indemnification Notice”

is defined in Section 12.3(1) of the Agreement;

84.         “Indemnified D&O Party”

is defined in Section 10.2 of the Agreement;

85.         “Indemnified Party”

is defined in Section 12.1 of the Agreement;

86.         “Indemnifying Party”

is defined in Section 12.1 of the Agreement;

87.         “Insurance Policies”

means the insurance policies maintained by the Targets with respect to the Business;

88.         “Intellectual Property”

means :

(1)	trade-marks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, and other characters, brand elements or other distinguishing features used in association with wares or services, whether or not registered or the subject of an application for registration (“Trade-marks”);
(2)	inventions, arts, processes, machines, articles of manufacture, compositions of matter, business methods, formula, developments and improvements, whether or not patented or the subject of an application for patent and whether or not patentable, methods and processes for making any of them, and related documentation (whether in written or electronic form) and know-how (“Inventions”);

(3)	software in source code or object code form, documentation, literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, including their content, and any compilations of any of them, whether or not registered or the subject of an application for registration and whether or not registrable (“Works”);
(4)	domain names, whether registered primary domain names or secondary or other higher level domain names (“Domain Names”);
(5)	industrial designs and all variants of industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable (“Designs”); and
(6)	trade secrets, technical expertise, and research data and other Confidential Information relating to goods and services;

89.         “Intellectual Property Rights”

means:

(1)	any common law principle or statutory provision which may provide a right in Intellectual Property, including all:
(1.1)	common law rights and registrations, pending applications for registration and rights to file applications for the Trade-marks, including all rights of priority;
(1.2)	patents and pending patent applications;
(1.3)	copyrights in Works and all registrations, pending applications for registration of Works;
(1.4)	registrations and pending applications for registration of domain names and all other common law and statutory rights in domain names; and
(1.5)	industrial design rights, design patents, design registrations, pending patent and design applications of Designs; and

(2)	all rights to enforce the rights and obtain remedies for a violation of any of the rights listed in (1) above;

90.         “Interim Period”

means the period from and including the date of the Agreement to and including the earlier to occur of (a) date on which the Agreement is terminated pursuant to Section 13.1 and (b) the Closing Date.

91.         “ITA”

means the Income Tax Act (Canada);

92.         “Key Employee”

means Christian Primeau, Elya McCleave, Cyrille Mertès, Pierre-Luc Toupin, Sébastien Laporte, Philippe Marois, Emmanuel Begouen, Abdelkader Chikh Daho, Boris Deschênes, Francis Fournier and Daniel Auger (Ubersmith Implementation Director, consultant);

93.         “Knowledge”

(a)          with respect to the Corporation, including “Knowledge of the Corporation,” “to the Corporation’s Knowledge,” “known to” or any similar phrase means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter that would have been ascertained after reasonable internal inquiry consistent with such Person’s title and responsibility, by any of the following individuals: Éric Chouinard, Martin Leclair, Christian Primeau, Cyrille Mertès and Pierre-Luc Toupin;

(b)           with respect to Persons other than the Corporation, means (i) for any natural Person, the actual knowledge of such Person, after reasonable internal inquiry and (ii) any other Person, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter that would have been ascertained after reasonable internal inquiry by such Person’s officers and directors (or individuals having duties similar to officers or directors);

94.         “Laws”

means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any Permit, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking, property or Securities, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or Securities;

95.         “Leased Premises”

means any of the immovable (real) properties which are leased by any of the Targets as lessee and listed in Section 19(a) of Schedule 3.1 of the Agreement;

96.         “Licensed IP”

is defined in Section 22(b) of Schedule 3.1 of the Agreement;

97.         “Licenses”

is defined in Section 22(s) of Schedule 3.1 of the Agreement;

98.         “Loss”

means any direct loss, liability, damage, cost, expense, amount paid in settlement, charge, award, fine, penalty, Tax or assessment actually suffered by an Indemnified Party, including the costs and expenses of any action, suit, proceeding, demand, assessment, investigation, judgment, settlement or compromise (including all reasonable fees and costs of enforcing the Indemnified Party’s rights under the Agreement) and all interest, and reasonable professional fees (including attorneys’, consultants’ and experts’ fees) and disbursements, but excluding any punitive damages, or loss of profit;

99.         “Material Adverse Effect”

means any result, occurrence, fact, change, event or effect that has or could reasonably be expected to have a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of Targets, taken as a whole, except:

(1)	relating to general political, economic or financial conditions or the securities markets in North America or to any natural disaster or epidemic or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof;

(2)	relating to conditions generally affecting the industry in which the Targets operate or the markets for any of the Targets’ products or services;
(3)	relating to any failure by the Corporation to meet any forecasts, projections or earnings guidance or expectations provided or released by the Corporation;
(4)	relating to changes in IFRS;
(5)	resulting from (i) the announcement or pendency of the transactions contemplated by the Transaction Documents or other communication by the Buyer or any of its Affiliates of its plans or other intentions with respect to the business of the Targets, or (ii) compliance with the terms of this Agreement;
(6)	relating to changes, after the date hereof, in applicable Laws or the interpretation thereof;

except, in the case of Sections 99(1), (2), (4), and (6), to the extent specifically related to or disproportionately impacting the Targets or the Business;

100.        “Management Services Agreement” means the management services agreement entered into between Novacap Administration Technologies III, s.e.c. and the Corporation dated May 3, 2011;

101.        “Material Contract”

means:

(1)	a Contract under which any of the Targets has advanced or loaned any other Person (other than another Target) any amounts or a Contract under which any Person would be deemed to have indebtedness to any of the Targets;
(2)	a Contract involving an amount in excess of $25,000 relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing an Encumbrance on any material asset or material group of assets of the Targets;
(3)	a Contract under which any of the Targets have provided or is the beneficiary of a guaranty, performance bond or similar agreement;
(4)	a Contract under which any of the Targets is lessee of or holds or operates any asset, owned by any other Person, except for any lease of assets under which the annual rental payments do not exceed $25,000;
(5)	a Contract under which any of the Targets is lessor of or permits any third party to hold or operate any assets owned by the Targets;
(6)	a Contract relating to any Intellectual Property Rights (other than Contract of unmodified, commercially available “off the shelf” or “click through” software or customer contracts) with an aggregate purchase price or annual license fee for each of them of more than twenty-five thousand dollars ($25,000);
(7)	a Contract with respect to the warranty services rendered or the products sold by any of the Targets;
(8)	a distribution or franchise Contract in excess of twenty-five thousand dollars ($25,000) or any sales Contract with a Significant Customer;
(9)	a supply Contract involving a Significant Supplier;
(10)	a Contract prohibiting it from freely engaging in any business or competing anywhere in the world;
(11)	a Contract with any Key Employee, Simon Rivard or Michael Gero or a Contract with any Employee or independent contractor or consultant containing bonus obligations outside of those set forth in the Corporation’s bonus plans maintained in the Ordinary Course of Business, or any Contract with an officer, director or stockholder of any of the Targets, including Sellers, or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest; or

(12)	a Contract involving an amount in excess of $25,000 entered into outside the Ordinary Course of Business;

102.        “Most Recent Audited Financial Statements Date”

means September 30, 2012;

103.        “Notified Claim”

means a Claim against any of the Targets (or any Seller, as the case may be) in connection to which such Target (or such Seller, as the case may be) received written notice or service thereof;

104.        “OHSA”

is defined in Section 15(l) of Schedule 3.1 of the Agreement;

105.        “Optionee”

means any holder of Options;

106.        “Options”

is defined in Section 7.1(11) of the Agreement;

107.        “Options Amount”

is defined in Section 7.1(11) of the Agreement;

108.        “Other Software”

is defined in Section 22(h) of Schedule 3.1 of the Agreement;

109.        “Over Payment”

is defined in Section 2.9(1) of the Agreement;

110.        “Owned IP”

is defined in Section 22(a) of Schedule 3.1 of the Agreement;

111.        “Owned Properties”

means any of the immovable (real) properties (including all buildings, improvements, structures, improvements and fixtures thereon) which are owned by any of the Targets and listed in Section 20(a) of Schedule 3.1 of the Agreement;

112.        “Parties”

means Sellers, Sellers’ Representative, Buyer and Corporation;

113.        “Paid-Out Creditors”

means, with respect to the Debt, such creditors identified by Buyer at least fifteen (15) Business Days prior to the Closing and from which Pay-Out Letters must be obtained at or prior to Closing;

114.        “Pay-Out Letter”

is defined in Section 2.5 of the Agreement;

115.        “Permits”

means, with respect to any Person, the authorizations, certificates of authorization, registrations, permits, certificates of approval, approvals, grants, licenses, quotas, consents, commitments, ,

waivers, orders, agreements, directives, rights or privileges required to own, Lease, maintain and operate its properties and to carry on its business.

116.	“Permitted Encumbrances”

means:

(1)	unregistered liens for municipal and school taxes, assessments or similar charges incurred by any of the Targets in the Ordinary Course of Business that are not yet due and payable;
(2)	inchoate mechanic’s, construction and carrier’s Encumbrances and other similar Encumbrances arising by operation of law or statute in the Ordinary Course of Business for obligations which are not delinquent, and will be paid or discharged in the Ordinary Course of Business, provided however that, if such Encumbrances are registered against title to property, adequate holdbacks are being maintained as required by applicable Law;
(3)	unregistered Encumbrances of any nature claimed or held by any Governmental Authority under any applicable Law;
(4)	title defects which are of a minor nature and either individually or in the aggregate, do not materially impair the value or use of any of the Leased Premises or Owned Properties;
(5)	any right of expropriation conferred upon, reserved to or vested in any Governmental Authority under any applicable Law;
(6)	Encumbrances created by others upon properties over which there are easements, rights-of-way, licences or other of the Leased Premises or Owned Property or rights of user in favour of the Leased Premises or Owned Properties and which do not reduce the value of the Owned Property and the Leased Premises or materially impede the use of such easements, rights-of-way, licences or other rights of user for the purposes for which they are held;
(7)	any Encumbrance which Buyer has expressly agreed to assume or accept pursuant to the Agreement;
(8)	the reservations, limitations, provisos, conditions, restrictions and exceptions in the letters patent or grant, as the case may be, from Governmental Authorities and statutory exceptions to title;
(9)	those instruments registered against the leasehold interest of the Targets in the Leased Premises and described in Schedule 1.1-115;
(10)	those instruments registered on the title of the Owned Properties and described in Section 20(a) of the Disclosure Schedule;
(11)	those security instruments registered against any other assets of the Targets and described in in Schedule 1.1-115;
(12)	those security interests that will be terminated pursuant to Section 2.5 of the Agreement; and
(13)	conditional sales contract or other title retention agreements entered into in the Ordinary Course of Business.

117.	“Person”

means an individual, body corporate, limited liability company, sole proprietorship, partnership or trust or unincorporated association, unincorporated syndicate, unincorporated organization, or another entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Authority;

118.	“Personal Information”

means information about an individual who can be identified by the Person who holds that information;

119.	“Plan”

is defined in Section 7.1(11) of the Agreement;

120.	“Pre-Acquisition Reorganization”

is defined in Section 6.13 of the Agreement;

121.	“Pre-Closing Tax Period”

means all taxable periods ending on or before the Closing Date;

122.	“Premises Lease”

means the lease between any of the Targets, as lessee, and the lessor, and all amendments thereto, as may be applicable;

123.	“Prepaid Amounts”

means the aggregate sum of all prepaid expenses, other current assets of ongoing benefit to the Targets, and deposits relating to the Business, including without limitation all prepaid Taxes, all prepaid workers compensation, all prepaid charges for or purchases of water, gas, oil, hydro and other utilities, all prepaid insurance premiums and all prepaid lease payments, but excluding income Taxes and calculated in accordance with IFRS;

124.	“Privacy Laws”

means any Laws that regulate the collection, use or disclosure of Personal Information;

125.	“Pro Rata Share”

means, with respect to each Seller, the percentage listed in Schedule A under the heading “Pro Rata Share;”

126.	“Public Software”

is defined in Section 22(n) of Schedule 3.1 the Agreement;

127.	“Purchase”

means the transaction of purchase and sale of the Purchased Shares contemplated by the Agreement.

128.	“Purchase Price”

is defined in Section 2.2 of the Agreement;

129.	“Purchased Shares”

means all of the issued and outstanding shares in the share capital of the Corporation;

130.	“Regulatory Approvals”

means the permits, licenses, certifications, Consents, authorizations or approvals of, or notifications to, any Governmental Authority that are required to be obtained by any of the Targets to carry on the Business in the Ordinary Course of Business after the Closing Date or which is necessary to permit the Parties to perform their obligations under this Agreement;

131.	“Retention Bonus Amount”

means the aggregate amount set forth in Section 15(a) of the Disclosure Schedules as a “Retention Bonus” to be paid to the Retention Bonus Recipients;

132.	“Retention Bonus Recipient”

means each of the Employees set forth in Section 15(a) of the Disclosure Schedules a receiving a Retention Bonus.

133.	“Securities”

has the meaning given to that term in the Securities Act (Québec);

134.	“Seller Indemnified Parties”

is defined in Section 12.1(1)(d) of the Agreement;

135.	“Sellers”

is defined in the Appearance of the Agreement;

136.	“Sellers’ Counsel”

means Fasken Martineau DuMoulin LLP;

137.	“Sellers’ Representative”

means Novacap;

138.	“Shareholders Agreement”

means the shareholders’ agreement dated June 14, 2011, among Novacap Technologies III, L.P., Novacap Technologies International III.1, L.P., Caisse de dépôt et placement du Québec, Investissements Webdépart Inc., Éric Chouinard, Fiducie Junior, Fiducie Chouinard, 7871864 Canada Inc., 7871902 Canada Inc., Martin Leclair, Fiducie Mya, Fiducie Leclair-Villaboa, 7871953 Canada Inc., 7871970 Canada Inc., BSCP IW Holdings, LLC, Robert Brouillette, Télébrome Inc. and FONDACTION, Le Fonds de développement de la confédération des syndicats nationaux pour la coopération et l’emploi;

139.	“Standard Form Agreement”

is defined in Section 22(r) of Schedule 3.1 of the Agreement;

140.	“Straddle Period”

means any taxation period of any of the Targets commencing on the day following the end of the last fiscal year end of any of the Targets and ending after the Closing Date;

141.	“Stub Period Income Tax Returns”

is defined in Section 10.1(3) of the Agreement;

142.	“Submission Notice”

is defined in Section 2.8(3) of the Agreement;

143.	“Subsidiaries”

means iWeb Hosting UK Ltd., iWeb Technologies Inc., iWeb Peering Corporation, iWeb US LLC and iWeb Intellectual Property Inc. and “Subsidiary” means any one of them.

144.	“Targets”

means the Corporation and the Subsidiaries and “Target” means any one of them;

145.	“Targeted Working Capital”

means the amount of negative $8,748,455;

146.	“Tax” or “Taxes”

means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever imposed by any Governmental Authority, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross income, gross receipts, net proceeds, profits, capital gains, alternative or add-on, or minimum, capital, transfer, land transfer, sales, retail sales, consumption, use, goods and services, harmonized sales, value-added, ad valorem, turnover, excise, stamp, non-resident withholding, business, franchising, business licenses, real and personal property (tangible and intangible), environmental, transfer, payroll, employee withholding, employment, health, employer health, social services, development, occupation, education or social security, and all contributions, premiums, surtaxes, all customs duties, countervail, anti-dumping, special import measures and import and export taxes, all license, franchise and registration fees, all provincial workers’ compensation payments, and all employment insurance, health insurance and Canada, Quebec and other government pension plan contributions;

147.	“Tax Law”

means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes;

148.	“Tax Return”

means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of Taxes;

149.	“Third Party Claim”

means any action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third party, including a Governmental Authority, against an Indemnified Party which entitles the Indemnified Party to make a claim for indemnification under this Agreement.

150.	“Third Party Closing Payments”

means the Transaction Expenses (to the extent such Transaction Expenses are not paid prior to Closing), the Options Amounts, the amounts set forth in Pay-Out Letters, Consent Fees, the Transaction Bonus Amounts and the Retention Bonus Amounts;

151.	“Third Party Software”

is defined in Section 22(g) of Schedule 3.1 of the Agreement;

152.	“Transaction Bonus Amount”

means the aggregate amount set forth in Section 15(a) of the Disclosure Schedule as a “Transaction Bonus” to be paid to the Transaction Bonus Recipients;

153.	“Transaction Bonus Recipient”

means each of the Employees set forth in Section 15(a) of the Disclosure Schedule as receiving a Transaction Bonus;

154.	“Transaction Documents”

means the Agreement and the ancillary contracts, certificates and other instruments in connection with the transaction contemplated in the Agreement;

155.	“Transaction Expenses”

means to the extent not already paid by the Corporation,

(1)	all fees and expenses of any of the Targets incurred in connection with the preparation, execution and consummation of the Transaction Documents, the Closing, or the sale of the Targets including all brokerage commissions, fees, expenses and disbursements of attorneys, accountants, consultants, brokers and other advisors and service providers payable by any of the Targets; and
(2)	all third-party charges for consent to the transactions contemplated by the Agreement (except with respect to any Governmental Authority approvals, notifications and filings required by Law to be obtained by Buyer);
156.	“Unaudited Financial Statements”

means the Balance Sheet and the related unaudited consolidated statement of income and cash flows for the eleven month period ended on the Balance Sheet Date;

157.	“Under Payment”

is defined in Section 2.9(3) of the Agreement;

158.	“Use”

and any variants thereof means to do any of the following: market, license, lease, copy, modify, brand, update, make, create any derivative works, publicly perform, publicly display or otherwise use or exploit.

159.	“Working Capital”

means the amount equal to Current Assets minus Current Liabilities.

160.	“Working Capital Statement”

means the schedule pursuant to which Working Capital is to be calculated, attached as Exhibit 1.1-160 hereto.

Schedule 3.1 – General Representations and Warranties of Corporation

1.          Articles; Organization

(a)          The Articles constitute all of the constitutional or formation documents of the Targets and are in full force and effect.

(b)          No action has been taken to further amend the Articles and no changes to the Articles are planned.

(c)          The Corporation has made available to Buyer complete and correct copies as of the date hereof of the Articles of each Target, in each case as amended or restated as of the date hereof.

2.          Authorization of Agreement

(a)          The Corporation has all requisite corporate power and authority to execute and deliver the Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)          The execution and delivery of the Agreement, and the other Transaction Documents to which it is a party, by the Corporation and the consummation by the Corporation of the transactions contemplated by the Agreement and such other Transaction Documents have been duly authorized by all necessary corporate action and, except as contemplated by the Agreement, no other corporate proceedings on the part of the Corporation are necessary to authorize the Agreement or such other Transaction Documents, or to consummate the transactions contemplated by the Agreement or such other Transaction Documents. The Agreement has been, and upon execution, such other Transaction Documents shall be, duly executed and delivered by the Corporation and, assuming the due authorization, execution and delivery hereof by Buyer, constitute the legal, valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with their terms, except as enforcement hereof or thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).

3.          Assets

(a)          The machinery and equipment, rolling stock and other tangible movable property owned or used by the Targets are, in all material respects, in good operating condition, and repair (taking into account the age of such property) ordinary wear and tear excepted.

(b)          Each of the Targets has good and marketable title, free and clear of all Encumbrances, to all of the properties and assets, real and personal, tangible or intangible, that are reflected on the Balance Sheet, or acquired after the Balance Sheet Date but prior to the date hereof, except for dispositions of such properties or assets in the Ordinary Course of Business and except for Permitted Encumbrances and assets subject to capital leases.

(c)          The assets and the properties of the Targets are sufficient, in all material respects, for the continued operation of the business of the Corporation as presently being conducted by the Corporation. All properties used in the operations of the Corporation are reflected in all material respects on the Balance Sheet to the extent required by IFRS. All leases of personal property to which any of the Targets is a party are enforceable against such Target, and to the Corporation’s Knowledge, the other party thereto and afford such Target peaceful and undisturbed leasehold possession of the subject matter of the lease.

(d)          The only business and activities conducted by the Targets is the Business. No part of the Business or of the activities of the Targets is carried on by any Person other than the Targets. The assets and properties owned or leased by the Targets constitute all of the assets and properties used or held for use in connection with the Business and activities of the Targets as currently conducted and constitute all of the assets and properties necessary to conduct such business and activities. No assets used in or useful for the operation of the Business or the activities of the Targets or purported to be owed by the Targets are owned by any Person other than the Targets except for the Leased Premises, assets pursuant to conditional sales contract or other title retention agreements entered into in the Ordinary Course of Business, the personal properties leased by the Targets pursuant to the Material Contracts and the Intellectual Property licensed to the Targets and as otherwise disclosed in Section 22 of the Disclosure Schedule. No Person other than the Targets owns any equipment or other tangible assets or properties situated on any of the Owned Properties or Leased Premises except for the movable or personal properties leased by the Targets pursuant to the Material Contracts and for the assets pursuant to conditional sales contract or other title retention agreements entered into in the Ordinary Course of Business. All properties and assets owned or leased by the Targets are in its possession, subject to its control and are located on the Owned Properties or Leased Premises.

4.          Authorized and Issued Capital

(a)          The authorized and issued share capital of the Targets is as set forth in Section 4(a) of the Disclosure Schedule, which schedule sets forth a correct and complete list of (i) the names of record of the owners of each of the Targets’ shares, and (ii) the number and class of each of the shares held by such owner.

(b)          The Purchased Shares constitute and shall, at Closing, constitute all of the issued and outstanding shares of the Corporation.

(c)          All of the issued and outstanding shares of the share capital of the Targets, have been duly issued and are outstanding as fully paid and non-assessable.

(d)          All outstanding shares and other securities of the Targets (i) were issued in compliance with all applicable Laws (including securities Laws) and (ii) were issued, transferred or repurchased in accordance with any agreements or arrangements relating thereto.

(e)          Except as disclosed in Section 4(e) of the Disclosure Schedule, no Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming such, including Securities, warrants or convertible obligations of any nature, for the purchase, subscription, issuance, allotment of any Securities of the Targets or, other than in the Ordinary Course of Business, the purchase of any of the assets of the Targets.

5.          Bank Accounts and Powers of Attorney

(a)          Section 5(a) of the Disclosure Schedule lists the name of each bank or other depository in which any Target maintains any bank account, trust account or safety deposit box and the names of all individuals authorized to draw on them or who have access to them.

(b)          Section 5(b) of the Disclosure Schedule lists the name of each Person holding a general or special power of attorney from any Target and a summary of its terms.

6.          Books and Records

The Books and Records fairly and correctly set out, in all material respect, the financial position of the Targets and all material financial transactions of the Targets.

7.          Brokers

Except for Banker, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Agreement or the Transaction Documents based upon arrangements made by or on behalf of any of the Targets.

8.          Capacity and Powers of the Targets

Each of the Targets (a) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (b) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted by the Corporation and (c) is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary where a failure to do so would have a Material Adverse Effect.

9.          Compliance with Laws and Permits

(a)          The Targets have complied in all material respects with all applicable Laws (provided that all matters relating to export control and trade embargoes shall be dealt with exclusively pursuant to Section 34 of this Schedule 3.1).

(b)          All material Permits are listed in Section 9(b) of the Disclosure Schedule. Except as disclosed in Section 9(b) of the Disclosure Schedule, each of the Targets is in possession of all material Permits. The Corporation has made available to Buyer all Permits and all applications for such Permits.

10.         Conflict

(a)          None of the execution and delivery of the Agreement, the performance of the Corporation’s or Sellers’ obligations under the Agreement, or the completion of the transactions contemplated by the Agreement will:

(i)          result in or constitute a breach of any term or provision of, or constitute a default under, the Articles or the by-Laws of the Targets; or

(ii)         constitute an event which would permit any party to any Material Contract with any of the Targets to terminate that agreement, or to accelerate the maturity of any Debt of the Targets or other obligation of the Targets, other than Debt to the Paid-Out Creditors being paid in full pursuant to Section 2.5 of the Agreement; or

(iii)        conflict with or violate any Laws applicable to any of the Targets or by which any of their respective assets or properties is bound or subject.

11.         Consents and Regulatory Approvals

Except as disclosed in Section 11 of the Disclosure Schedule:

(a)          there is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which any Seller or Target is a party in order to complete the transactions contemplated by the Agreement; and

(b)          no authorization, approval, order, consent of, or filing with, any Governmental Authority is required on the part of any Seller or any Target in connection with the execution, delivery and performance of the Transaction Documents.

12.         Corporate existence of Targets

(a)          Except as disclosed in Section 12 of the Disclosure Schedule, no proceedings have been taken or authorized by any of the Targets in respect of its bankruptcy, insolvency, liquidation, dissolution or winding up.

(b)          No Target is in violation of any of the provisions of its Articles.

13.         Corporate Records

(a)          The corporate records and minute books of the Targets which have been made available to Buyer contain, in all material respects, complete and accurate minutes of (i) all meetings of, and all written resolutions passed by, the directors and shareholder(s) of the Targets held or passed since constitution, all of which have been duly adopted, (ii) all registers of all past or present securities, shareholders and securities issuances, redemptions and transfers, and (iii) the registers of directors, listing all past and present directors of the Targets, all of whom were duly elected.

(b)          All minutes of such meetings, copies of such resolutions and the share certificate books, registers of shareholders, registers of transfers and registers of directors of the Targets are, in all material respects, complete and accurate.

14.         Customers and Suppliers

(a)          Section 14(a) of the Disclosure Schedule sets forth a complete list of the largest ten (10) customers (by revenue) of the Targets for the twelve (12)-month period ending September 30, 2013, containing their name and revenue generated for such period (each, a “Significant Customer”) and the largest ten (10) suppliers (by dollars spent) of the Targets for such period, containing their name and cost of purchases for such period (each, a “Significant Supplier”).

(b)          Except as disclosed in Section 14(b) of the Disclosure Schedule, no Target has any outstanding material dispute concerning its goods and/or services with any Significant Customer. No Target has received a written notice from any Significant Customer (i) that such customer will not continue as a customer of any of the Targets after the Closing, or (ii) that any such customer intends to terminate or materially modify existing Contracts with such Target or materially reduce the amount paid to such Target for products and services.

(c)          Except as disclosed in Section 14(c) of the Disclosure Schedule, no Target has any outstanding material dispute concerning goods and/or services provided by any Significant Supplier. No Target has received a written notice from any Significant Supplier that (i) such supplier does not intend to continue as a supplier of such Target after the Closing, or (ii) that any such supplier intends to terminate or materially modify existing Contracts with such Target. No Target has received any notice of termination or interruption of any existing Material Contract with any Significant Supplier.

15.         Employees

(a)          Section 15(a) of the Disclosure Schedule sets forth a complete list of the Employees, consultants and independent contractors as at October 13, 2013, together with their material terms of employment or engagement, including salaries, wage rates, commissions and consulting fees, bonus arrangements, benefits, overtime, positions, location of employment, status as full-time or part-time employees, length of service, annual vacation entitlement in days, vacation days remaining (in dollars), annual sick day entitlement, sick days remaining (in dollars), any other paid time-off entitlement in days and accrued and unused days of such paid time-off. In addition, Section 15(a) of the Disclosure Schedule sets forth a complete list of any Employee currently on sick leave, short-term or long-term disability leave or on any other leave and in receipt of disability benefits or applicable worker’s compensation benefits and those employees currently on pregnancy or parental leave or other approved leave, together with the type of leave and their respected date of return to work, if known.

(b)          True and complete copies of all employment agreements, in respect of Key Employees, have been provided to Buyer.

(c)          Except as disclosed in Section 15(c) of the Disclosure Schedule, no Employee, independent contractor, agent and consultant of the Targets has any agreement as to change of control, severance or termination payment required to terminate his or her employment or his or her service agreement.

(d)          To the Knowledge of the Corporation, no Employee, nor any consultant with whom the Targets have contracted, is in material violation of any term of any employment contract, services agreement or proprietary information agreement. The Targets have not received any written notice alleging that any such violation has occurred.

(e)          To the Knowledge of the Corporation, no Key Employee has given written notice of an intention to cease being employed with the Targets.

(f)          Except as disclosed in Section 15(f) of the Disclosure Schedule, there are no employment Law related Notified Claims pending or, to the Knowledge of the Corporation, employment Law related Claims threatened, which have resulted in or might reasonably be expected to result in a Material Adverse Effect.

(g)          Except as disclosed in Section 15(g) of the Disclosure Schedule:

(i)          no union has bargaining rights in respect of the Targets, any Employees or any individuals providing onsite services in respect of the Targets;

(ii)         the Targets are not a party to or bound by, either directly or indirectly, voluntarily or by operation of Law, any collective agreement;

(iii)        the Targets have not engaged in any unfair labour practice, and there are no outstanding or, to the Knowledge of the Corporation, complaints or applications relating to any union, including any proceedings which could result in certification of a union as bargaining agent for any Employees or any individuals providing onsite services in respect of the Targets;

(iv)        to the Knowledge of the Corporation, there are no threatened or apparent union organizing activities, including “raiding” by another trade union, involving any of the Targets, any Employees or any individuals providing onsite services in respect of the Targets; and

(v)         the Targets do not have any labor problems relating to any Employees or any individuals providing onsite services in respect of the Targets that might result in a Material Adverse Effect or lead to an interruption of any of its operations at any location.

(h)          The Targets have complied, and are in compliance, in all material respects, with all applicable Laws relating to employment and terms and conditions of employment for Employees and have paid or accurately accrued for all wages, overtime, vacation pay, bonuses, commissions, incentives and other remuneration earned by Employees or otherwise payable to Employees.

(i)          Except as disclosed in Section 15(i) of the Disclosure Schedule, to the Knowledge of the Corporation, each independent contractor has been properly classified as an independent contractor and the Targets have not received any notice from any Governmental Authority disputing such classification, and the Targets are not engaged with any personnel agency in respect of the Business.

(j)          Except as disclosed in Section 15(j) of the Disclosure Schedule, to the Knowledge of the Corporation, no Employee or former Employee, is or has been, during his or her employment, an illegal worker. To the Knowledge of the Corporation, all current and former Employees, independent contractors, agents or consultants have and have had all work permits, visa, authorization or status, as the case may be, required to perform work or provide services in Canada.

(k)          Except as disclosed in Section 15(k) of the Disclosure Schedule, there are no material outstanding assessment, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation in respect of the Targets and none of the Targets have been reassessed in any material respect under such legislation during the past three (3) years and, to the Knowledge of the Corporation, no audit is currently being performed pursuant to any applicable workplace safety and insurance legislation. To the Knowledge of the Corporation, there are no claims or potential claims which would have a Material Adverse Effect on the Target’s accident cost experience.

(l)          True and complete copies of all orders and inspection reports under applicable Occupational Health and Safety legislation (“OHSA”) have been provided to Buyer. Targets have complied in all material respects with any orders issued under OHSA and there are no appeals of any orders under OHSA currently outstanding.

16.         Employee Benefit Plans

(a)          Except as disclosed in Section 16(a) the Disclosure Schedule, the Targets are not a party to or bound by any Employee Benefit Plans with respect to any of their Employees or any other Persons.

(b)          Copies of each Employee Benefit Plan, together with all material related documentation including funding and investment management agreements, summary plan descriptions, financial statements and asset statements, all material opinions and memoranda (whether externally or internally prepared) and all material correspondence with all regulatory authorities or other relevant persons, have been delivered to Buyer.

(c)          Each Employee Benefit Plan has been administered and operated in all material respects in accordance with its terms and all applicable Laws.

(d)          All payments, contributions or premiums required to be remitted or paid to or in respect of each Employee Benefit Plan have been remitted and paid in a timely fashion in accordance with the terms thereof and all applicable Laws.

(e)          All data necessary to administer each Employee Benefit Plan in respect of Employees and former employees of the Targets and their respective beneficiaries is in the possession of the Targets, and is complete and in a form which is sufficient for the proper administration of the Employee Benefit Plans.

(f)          No Employee Benefit Plan is or is intended to be a “registered pension plan”, “deferred profit sharing plan” or a “retirement compensation arrangement” as such terms are defined in the ITA.

(g)          None of the Employee Benefit Plans provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees.

17.         Environmental Matters

Except as disclosed in Section 17of the Disclosure Schedule:

(a)          the Targets and the Business are, and the Owned Properties and the Leased Premises are, while owned, leased or used by the Targets, in compliance in all material respects with all applicable Environmental Laws;

(b)          to the Knowledge of the Corporation, there has been no Environmental Release of any Hazardous Substance in the course of the Business or otherwise by any of the Targets except in material compliance with Environmental Laws;

(c)          other than Environmental Releases in material compliance with Environmental Laws, the Targets have not received notice of any kind of an actual or threatened Environmental Release of a Hazardous Substance from, at, on, in, or under any of the Leased Premises or Owned Properties;

(d)          the Targets have not received any notice of Claim alleging material non-compliance with Environmental Laws from any Governmental Authority or other third party;

(e)          all Permits necessary for the Targets to lawfully conduct, operate or occupy their business, activities and the Owned Property and Leased Premises in the manner they currently conduct, operate or occupy such business, activities and Owned Property and Leased Premises, and to own their assets, have been obtained and are valid and in full force and effect;

(f)          there are no Hazardous Substances located on, at, in or under any of the immovable or real properties (including the Owned Properties and the Leased Premises) currently or formerly owned, leased or used by any of the Targets or over which any of them has or had charge, management, custody or control, while owned, leased, used or kept under the charge, management, custody or control of any of the Targets in excess or in violation of Environmental Laws;

(g)          all material reports, studies, assessments and notices relating to the environmental matters affecting any of the Targets or any Owned Property or Leased Premises which are in the possession or under the control of the Corporation have been provided to Buyer and are listed in Section 17(g) of the Disclosure Schedule and, to the Knowledge of the Corporation, there are no other material reports, studies, assessments or notices relating to environmental matters affecting any of the Targets, Owned Properties or Leased Premises which have not been made available to Buyer; and

(h)          the representations and warranties of this Section 17 shall be the sole and exclusive representations and warranties of the Corporation with respect to Hazardous Substances, compliance with Environmental Laws or Environmental Releases.

18.         Financial Statements

(a)          Included in Section 18(a) to the Disclosure Schedule are true and complete copies of the Financial Statements. All of the Financial Statements (i) have been prepared from and are in accordance with the books and records of the Corporation, and (ii) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered; provided, however, that the Balance Sheet is subject to normal and recurring year-end adjustments (which will not be material in the aggregate), (iii) fairly present in all material respects the consolidated financial condition of the Targets as of the dates therein indicated and the consolidated results of operations and cash flows of the Targets for the periods therein specified, (iv) are true, complete and correct in all material respects and (v) were prepared by the Corporation’s or its Subsidiaries’ accountants using consistently applied accounting policies with the accounting policies applied in prior years.

(b)          To the Corporation’s Knowledge, no Employee or director who has a role in the preparation of financial statements has committed any act constituting fraud against the Targets and there is no claim or allegation regarding the foregoing involving any Employee or director of the Corporation or any of its Subsidiaries. Except as set forth on Section 18(b) of the Disclosure Schedule, to the Corporation’s Knowledge, no director, officer, employee, auditor or accountant of the Corporation or any of its Subsidiaries has received any complaint, allegation, assertion or claim, in each case regarding deficient and accounting or auditing practices, procedures, methodologies or methods of the Corporation or any of its Subsidiaries or their respective internal accounting controls.

(c)          Section 18(c) of the Disclosure Schedule accurately lists all Debt of the Corporation, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date, estimated prepayment penalty (if any) and any assets or properties securing such Debt.

(d)          The Accounts Receivable included in the Balance Sheet are, and, except as disclosed in Section 18(d) of the Disclosure Schedule, any Accounts Receivable included in the Estimated Working Capital Statement shall be, bona fide Accounts Receivable, and, to the Knowledge of the Corporation, collectible in the Ordinary Course of Business, subject to allowances for doubtful accounts; provided, however, that the foregoing shall not be deemed to be a guaranty of collectability. Except as set forth in Section 18(d) of the Disclosure Schedule, the Accounts Receivable of the Corporation and its Subsidiaries shown on the Balance Sheet or arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the Ordinary Course of Business and represented or shall represent bona fide claims against debtors for sales and other charges.

19.         Leased Premises

(a)          Section 19(a) of the Disclosure Schedule contains the civic address, legal description (as provided in the Premises Lease) and a description of all relevant documents (including leases, amendments, extensions notices, registered notices, non-disturbance agreements and details of annual rent payable) of each Leased Premises which is leased by the Targets as lessee, together with the full legal name of each lessor.

(b)          With respect to each Premises Lease or Leased Premises hereunder:

(i)          such Premises Lease is valid, binding, enforceable in accordance with its terms and in full force and effect and unmodified;

(ii)         no default or breach is existing on the part of the Targets or to the Knowledge of the Corporation, the lessor under such Premises Lease and, to the Knowledge of the Corporation, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach under such Premises Lease, and the Targets’ quiet possession and quiet enjoyment of such Leased Premises have not been disturbed;

(iii)        to the Knowledge of the Corporation, there are no disputes or defaults by or with any lessor under such Premises Lease; and

(iv)        the Targets have not assigned, transferred, sublet or granted any Person the right to use or occupy such Leased Premises or granted any security interest in such Premises Lease or any interest therein.

(c)          The Targets have not received any written notice indicating that there is currently a material violation of any Law relating to the use or occupancy of any Leased Premises by the Targets.

(d)          To the Knowledge of the Corporation, no part of any Leased Premises is subject to any building or use restriction that restricts or prevents the use and operation of such Leased Premises as it has been used or operated in the Ordinary Course of Business in the past by the Targets.

(e)          To the Knowledge of the Corporation, all of the buildings, structures, improvements and fixtures comprising any of the Leased Premises are in a good state of repair, maintenance and operating condition, reasonable wear and tear expected, taking into account the age of such buildings, structures, improvements and fixtures.

(f)          The Targets are not party to, or under any agreement to become party to, any lease with respect to any immovable (real) property other than the Premises Leases, true and complete copies of which have been provided to Buyer.

20.         Owned Properties

(a)          Section 20(a) of the Disclosure Schedule contains the civic address and proper legal description of each of the Owned Properties which is owned by the Targets.

(b)          With respect to each of the Owned Properties:

(i)	the Targets have good and marketable title to the Owned Properties free and clear of all Encumbrances except for Permitted Encumbrances. The Targets are not the owner of, or subject to any agreement or option to own, any immovable (real) property or any interest in any immovable (real) property, other than the Owned Properties;
(ii)	none of the Owned Properties materially encroaches on any property owned by any other Person;

(iii)	no condemnation or expropriation proceeding is pending or, to the Knowledge of the Corporation, threatened which would preclude or materially impair the use of any of the Owned Properties for the purposes for which they are currently used;

(iv)	there are no outstanding work orders from or required by any municipality, police department, fire department, sanitation, health or safety authorities or from any other Person and there are no matters under discussion with or by the Targets relating to any work orders, where a failure to complete such work would have a Material Adverse Effect;

(v)	no part of any Owned Property is subject to any zoning by-law, building or use restriction that restricts or prevents the use and operation of such Owned Properties as it has been used or operated in the Ordinary Course of Business by the Targets and, to the Knowledge of the Corporation, the current use and operation of the Owned Properties complies with municipal zoning by-law;

(vi)	to the Knowledge of Corporation, all buildings on the Owned Properties are in a good state of repair, maintenance and operating condition, reasonable wear and tear expected, taking into account the age of such buildings, structures, improvements and fixtures; and

(vii)	since the date of the Certificates of Location, (a) no alterations or improvements have been made to the exterior of the building constructed on the Owned Properties, (b) no additional buildings or improvements have been constructed on the Owned Properties, and (c) no changes in the location of the exterior walls and stone curbs (murets de pierres) as shown on the Certificates of Location have occurred.

21.         Insurance Policies

(a)          Section 21 of the Disclosure Schedule lists all Insurance Policies now held by any Target, and also specifies the insurer, the amount of the coverage, the type of insurance, the policy number, any applicable deductible and any pending Claims with respect to each insurance policy.

(b)          All Insurance Policies are in full force and effect.

(c)          The Targets are not in default, whether as to the payment of premiums or otherwise, under any material term or condition of any of the Insurance Policies.

(d)          The Corporation has no Knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies. There is no claim pending under any such Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.

22.         Intellectual Property

(a)          Section 22(a) of the Disclosure Schedule (i) sets forth a list of all issued, registered and pending applications for registration of Intellectual Property Rights of the Targets (the “Owned IP”); and (ii) identifies all actions that are required to be taken by any of the Targets within sixty (60) days of the Closing with respect to any Registration. The Corporation owns or has the right to use all Intellectual Property material to its businesses or otherwise necessary for the conduct of the business of the Targets as currently conducted (collectively, the “Corporation Intellectual Property”). Except as set forth in Section 22(a) of the Disclosure Schedule, the Targets own and have good and exclusive title to each item of the Owned IP and Owned Software, free and clear of all Encumbrances.

(b)          Section 22(b) of the Disclosure Schedule sets forth a list of all Material Contracts with respect to Intellectual Property to which the Targets are party, either as licensee or licensor (the “Licensed IP”), except for license agreements for commercial off-the-shelf software, licenses granted by the Targets or to the Targets in the Ordinary Course of Business for marketing, promotional and advertising purposes and licenses granted in the Ordinary Course of Business to the Targets for visual or audiovisual content for purposes of the Targets’ website and business documentation or for the operation of the services or products of the Targets.

(c)          The Owned IP and Owned Software are owned free and clear of any Encumbrances other than Permitted Encumbrances. Except as provided in Section 22(c) of the Disclosure Schedule and except licenses granted by the Targets in the Ordinary Course of Business for marketing, promotional and advertising purposes or for the operation of the services or products of the Targets by the Targets’ customers in the ordinary course of their business, the Targets have granted no Person any material right or license to use the Owned IP or Owned Software.

(d)          Except as disclosed in Section 22(d) of the Disclosure Schedule, the Targets are not in default or breach of any license agreement relating to the Licensed IP. The preceding shall not apply to any agreements entered into by the Targets with any Affiliates of the Buyer (including, without limitation, Ubersmith, Inc.).

(e)          Except as disclosed in Section 22(e) of the Disclosure Schedule, the conduct by the Targets of the Business, as it is currently conducted and the use of the Owned IP, Owned Software or Licensed IP as it is currently used does not infringe the Intellectual Property Rights of any Person. This representation and warranty does not extend to any Intellectual Property covered by licenses granted by Affiliates of the Buyer (including, without limitation, Ubersmith, Inc.) to any of the Targets.

(f)          Section 22(f) of the Disclosure Schedule sets forth a list of the physical locations of the computer servers that are used by the Targets. Such servers are validly owned by the Targets.

(g)          Section 22(g) of the Disclosure Schedule contains a complete and accurate list of each service and product by name, description, and version number, and identifies any Third Party Software that is not Public Software. “Third Party Software” means any third party software included in or required to operate the services or products that is not Public Software.

(h)          Section 22(h) of the Disclosure Schedule contains an accurate and complete list of all of the following: (i) all software owned by the Targets or under development by the Targets (“Owned Software”); (ii) all software, other than the Owned Software, that is either (A) offered or provided to customers of the Targets or (B) used by the Targets to provide services to customers of the Targets relating to the services or products or Third Party Software (collectively, “Customer Software”; the Owned Software and the Customer Software are collectively referred to as the “Corporation Software”); and (iii) all software, other than Corporation Software, that is licensed to or otherwise used by the Targets for any purpose whatsoever (collectively, “Other Software”).

(i)          Except as set forth in Section 22(i) of the Disclosure Schedule, after the Closing, neither the execution and delivery or effectiveness of this Agreement nor the performance of the Corporation’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Owned IP or Licensed IP in respect of which the Corporation is a licensee or impair the right of the Targets to use, possess, sell or license Owned IP or Licensed IP in respect of which the Corporation is a licensee or portion thereof. Except as set forth in Section 22(i) of the Disclosure Schedule, after the Closing, all Owned IP and Owned Software will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(j)          Except as provided in Section 22(j) of the Disclosure Schedule, no material software, other than the Owned Software, Customer Software and Other Software, is required to operate the Targets’ business as currently conducted by the Targets.

(k)          Except as provided in Section 22(k) of the Disclosure Schedule, each current and former employee, consultant and contractor of the Targets who develops, has developed or has materially contributed to Owned Software, Corporation Intellectual Property or other Owned IP on behalf of the Targets has executed proprietary information, confidentiality and assignment agreements that assign to the Targets ownership of all Owned Software, Corporation Intellectual Property or other Owned IP that such employee, consultant and contractor might possess (save moral rights). Except as provided in Section  22(k) of the Disclosure Schedule, each current and former employee, consultant and contractor of the Targets has signed agreements waiving any moral rights that they may possess in the subject-matter that give rise to the Owned Software, Corporation Intellectual Property or other Owned IP. To the Knowledge of the Corporation, no Owned Software, Corporation Intellectual Property or other Owned IP developed by such current or former employees, consultants or contractors has been in any way done in breach of such employees’, consultants’ or contractors’ obligations to any third parties, including any confidentiality or Intellectual Property Rights obligations, and to the Knowledge of the Corporation, except as disclosed in Section 22(k) of the Disclosure Schedule, there is no basis for any third party claim rights to any Owned Software, Corporation Intellectual Property or other Owned IP in connection with any work done by such employees, consultants or contractors for such third party at any time.

(l)          Except as provided in Section 22(l) of the Disclosure Schedule, no litigation is pending and no claim has been made against the Targets or, to the Knowledge of the Corporation, is threatened, contesting the right of the Targets to sell or license to any Person or use any of the Intellectual Property, or any part or component thereof. Except as provided in Section 22(l) of the Disclosure Schedule, to the Knowledge of the Corporation, there is no infringement, misappropriation, unauthorized use, unauthorized disclosure or other violation of any services or products or Owned IP by any third Person. Except as provided in Section 22(l) of the Disclosure Schedule, Targets have not brought any action, suit or proceeding for infringement or misappropriation of any Owned IP.

(m)          No Third Party Intellectual Property is included in or required to operate any services or products distributed by the Targets, except for Third Party Software and Public Software.

(n)          Section 22(n) of the Disclosure Schedule identifies all material Public Software that is Used in the business of the Targets. Except as provided in Section 22(n) of the Disclosure Schedule, the Targets are in material compliance with the applicable license terms for each item of Public Software identified in Section 22(n) of the Disclosure Schedule used in the business of the Targets. Save and except all distribution and Use of unmodified Public Software on Targets’ mirror site located at mirrors.iweb.com, no software has been distributed by the Targets or has been Used by the Targets in conjunction with any Public Software in the conduct of Targets’ business in a manner which requires Targets to disclose the source code or distribute the source code of any Owned Software. “Public Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, other than software that has been clearly and conspicuously released into the public domain by its copyright holders, and (ii) any software that requires as a condition of its use, modification and/or distribution that such software or other software incorporated into, derived from or distributed with such software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no charge, other than a nominal fee or copying charge. Public Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following (regardless of Software license version): (I) GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), or Affero General Public License, (II) the Artistic License (e.g., PERL), (III) the Mozilla Public License, (IV) the Netscape Public License, (V) the Sun Community Source License (SCSL), (VI) the Sun Industry Standards License (SISL), (VII) the BSD License, (VIII) the Apache License, or (IX) or any other license that meets the Open Source Definition (www.opensource.org/osd.html) and/or Free Software Definition (www.gnu.org/philosophy/free-sw.html).

(o)          Other than as set forth in Section 22(a) of the Disclosure Schedule, with respect to Owned Software:

(i)          the Targets maintain complete machine-readable master-reproducible copies and complete corresponding Source Code listings;

(ii)         in each case, the machine-readable copy substantially conforms to the corresponding Source Code listing;

(iii)        to the Corporation’s Knowledge, the Targets have documented all commercially significant bugs, errors and defects in all software of which the Targets are aware and such documentation is retained and is available internally at the Targets; and

(iv)        to the Corporation’s Knowledge, all services and products and Owned Software are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components, each of the foregoing that permit unauthorized access or the unauthorized disablement, alteration or erasure of such service, product or data or other software of users.

(p)          The Targets applies information technology and facility security measures that are consistent with normal industry practices.

(q)          The Targets are in material compliance with the terms and conditions of any and all privacy policies and other policies published by the Targets, Canadian governmental regulations and all safe harbor principles governing the use of its customers’ data. No claims, demands, or allegations have been made by any Person against the Targets asserting that the Targets have not complied with the terms and conditions of any such policies, regulations or principles and to the Knowledge of the Corporation, no such claims are threatened by any Person.

(r)          Copies of the Targets’ current standard forms of end user agreement, including attachments, for services and (collectively, the “Standard Form Agreements”) are attached to Section 22(r) of the Disclosure Schedule.

(s)          The Targets have made available to Buyer all license agreements and maintenance and support agreements related to the services and products and Third Party Software entered into by the Targets with other parties where the Targets are the licensor or sublicensor (the “Licenses”) as of the date of this Agreement. All such Licenses constitute only agreements that grant the licensee thereunder principally the nonexclusive right and license to use an identified product, Third Party Software and related user documentation. Other than as set forth in Section 22(s) of the Disclosure Schedule, all rights or licenses of the Targets pursuant to Licenses are in full force and effect, other than those Licenses that have expired or terminated pursuant to their terms, and will remain in full force and effect following the Closing without the need to obtain the consent of any other party, except for any failure or payment by any such licensee that is not material to the business or financial condition of the Targets, taken as a whole.

23.         Jurisdictions

(a)          The Targets are qualified to do business in the jurisdictions disclosed in Section 23(a) of the Disclosure Schedule.

24.         Litigation

(a)          Except as disclosed in Section 24(a) of the Disclosure Schedule, there are no legal, judicial, arbitral or administrative proceedings pending. Except as disclosed in Section 24(a) of the Disclosure Schedule, there are no material legal, judicial, arbitral or administrative proceedings pending threatened against or involving any Target or any of their respective assets, properties or rights.

(b)          There is no outstanding judgment, decree, order, ruling or injunction involving any Target or relating in any way to the transactions contemplated by the Agreement.

25.         Material Contracts

(a)          Section 25(a) of the Disclosure Schedule contains a list of all Material Contracts to which the Targets are a party or bound.

(b)          Except as disclosed in Section 25(b) of the Disclosure Schedule, the Targets are not in default or material breach of any Material Contract, and, to the Knowledge of the Corporation, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach.

(c)          To the Knowledge of the Corporation, no counterparty to any Material Contract is in default of any of its obligations under any Material Contract.

(d)          The Targets are entitled to all benefits under each Material Contract. The Targets have not received any written notice of termination of any Material Contract.

26.         Options

Except for the Plan, the Corporation does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. Pursuant to the Plan, the Corporation has reserved 2,325,000 common shares for issuance to employees and directors of, and consultants to, the Corporation and its Subsidiaries upon the exercise of Options. As of the date of this Agreement, 2,319,000 Options are issued and outstanding, and 2,319,000 common shares are subject to issuance upon the exercise of any Options.

27.         Personal Information

(a)          All current and former privacy policies governing the Handling of Personal Information by the Targets are attached at Section 27(a) of the Disclosure Schedule (collectively, the “Privacy Policies”). Each Target has Handled all Personal Information in compliance with all applicable Privacy Laws and the Privacy Policy or Privacy Policies applicable to such Personal Information, other than acts of non-compliance which, individually or in the aggregate, are not material.

(b)          Except as disclosed in Section 27(a) of the Disclosure Schedule, no Target has experienced a security breach which could reasonably result in any unauthorized Handling of Personal Information. To the Knowledge of the Corporation, no Target has received a compliant regarding its Personal Information practices.

28.         Product warranties

(a)          Section 28(a) of the Disclosure Schedule lists all warranties given to customers on products or services supplied by the Targets.

(b)          Except as disclosed in Section 28(b) of the Disclosure Schedule, there are no Claims against the Targets on account of warranties or with respect to the production or sale of defective or inferior products or the provision of services, nor, to the Knowledge of the Corporation, is there any basis for any Claim against or Loss on the part of the Targets relating to the production or sale of products or the provision of services before the date of the Agreement.

29.         Subsidiaries and investments

(a)          Except as disclosed in Section 29(a) of the Disclosure Schedule and other than the Corporation’s ownership of the Subsidiaries, none of the Targets has any subsidiaries nor owns, directly or indirectly, any shares or other equity or voting securities of any corporation nor do any of the Targets have any equity, voting or ownership interest in any business or Person. None of the Targets is subject to any obligation or requirement to provide funds to or make any investment in any business or Person by way of loan, capital contribution or otherwise.

(b)          Except for Permitted Encumbrances, all of the issued shares of each of the Subsidiaries are directly or indirectly owned by the Corporation free and clear of all Encumbrances.

30.         Tax Matters

Except as disclosed otherwise in the Disclosure Schedule:

(a)          the Targets have filed all Tax Returns required to be filed since June 16, 2011 within the times required by applicable Law;

(b)          all such Tax Returns were complete and correct in all material respects and were prepared in material compliance with all applicable Laws and regulations;

(c)          the Targets have paid all Taxes that were due or owing by them, have paid all assessments and reassessments they have received in respect of Taxes, and have deducted, withheld or collected, and remitted, all amounts to be deducted, withheld, collected or remitted, with respect to any Taxes, as required under all applicable Tax Laws (whether or not shown or required to be shown on a Tax Return);

(d)          the Targets are not currently the beneficiaries of any extension of time within which to file any Tax Return;

(e)          there are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Targets;

(f)          the Targets have no outstanding liability for the payment of any Taxes, except as reflected in the Financial Statements or which relate to Taxes not yet due which have arisen in the Ordinary Course of Business since the end of the most recent financial period addressed in the Financial Statements and for which adequate provision in the Books and Records has been made, subject to the qualifications in Section 18(a) above;

(g)          complete copies of all income Tax Returns for the fiscal years beginning on October 1, 2010 and all material communications involving assessment or reassessments relating to Taxes to or from any Governmental Authority relating to Taxes of any of the Targets, to the extent relating to periods or events in respect of which any Governmental Authority may by Law assess or impose any such Tax on any of the Targets have been delivered to Buyer;

(h)          there are no Notified Claims pending, or, to the Knowledge of the Corporation, there are no threatened Claims against the Targets, in connection with any Taxes, and the Targets have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, reassessment or deficiency for any taxable year under any applicable Tax Law;

(i)          except as disclosed in Section 24(a) of the Disclosure Schedule, no claim, action, suit, audit, proceeding, investigation or other action has been asserted against any of the Targets by a Governmental Authority and not settled for any period ending on or prior to the Closing Date;

(j)          none of the Targets are negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority and none of the Targets have received any indication from any Governmental Authority that an assessment or reassessment is proposed or may be proposed in respect of any Taxes for any period ending on or prior to the Closing Date;

(k)          none of the Targets has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date;

(l)          the liability for Taxes of the Targets has been assessed by all relevant Governmental Authorities for all periods up to and including September 30, 2012. None of the Targets have received a ruling from any Governmental Authority in respect of Taxes or signed an agreement in respect of Taxes with any Governmental Authority and, without limiting the generality of the foregoing, none of the Targets is a party to or bound by any obligation under any Tax sharing or allocation agreement or similar contract or arrangement (whether or not written) nor do any of the Targets owe any amount under any such agreement;

(m)          there are no circumstances existing which could result in the application of section 17, section 79, or sections 80 to 80.04 of the ITA, or any equivalent provision under applicable provincial law, to any of the Targets. The Targets have not claimed nor will they claim any reserve under any provision of the ITA or any equivalent provincial provision, if any amount could be included in the income of the Targets for any period ending after the Closing Date;

(n)          the Targets have not incurred any deductible outlay or expense owing to a Person not dealing at Arm’s Length with such Target the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Target’s income for Canadian income tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;

(o)          except as specifically authorized by or in accordance with the provisions of the ITA, the Targets have not, and have not been deemed to have for purposes of the ITA, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value to or from, any Person with whom the applicable Target does not deal at Arm’s Length;

(p)          none of the Targets has acquired property from a Person not dealing at Arm’s Length with it in circumstances that would result in such Target becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable law of any province or territory of Canada;

(q)          for all transactions between any of the Targets, on the one hand, and any non-resident Person with whom such Target was not dealing at Arm’s Length, on the other hand, during a taxation year commencing after May 14, 2011 and ending on or before the Closing Date, the Target has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA;

(r)          none of the Targets has entered into an agreement contemplated by section 191.3 of the ITA;

(s)          none of the Targets has claimed, nor will any claim, any reserve under any provision of the ITA or any equivalent provincial provision, if any amount could be included in the income of the Targets for any period ending after the Closing Date;

(t)          none of the Targets has ever had an obligation to file an information return pursuant to (i) subsection 237.3(2) of the ITA, or (ii) sections 1079.8.5 or 1079.8.6 of the Taxation Act (Quebec);

(u)          the total fair market value of all the shares that are held directly or indirectly by the Corporation and which are shares of foreign affiliates of the Corporation do not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada within the meaning of the ITA which the Corporation has a direct or indirect interest) of all the properties owned by the Corporation;

(v)         Section 30(v) of the Disclosure Schedule sets forth the registration income tax numbers of the Targets;

(w)          no Claim has ever been made by a Governmental Authority in a jurisdiction where a Target does not file Tax Returns that a Target is or may be subject to taxation by that jurisdiction;

(x)          No eligible dividend designation has been made by the Targets under subsection 89(14) of the ITA;

(y)          the Targets have complied in all material respects with all applicable Laws when calculating and claiming any federal and/or provincial Scientific Research & Environmental Development (“SR&ED”) investment Tax credits and/or deductions (including SR&ED refunds). The Targets have not received any refund of Taxes in respect of SR&ED investment Tax credits to which it is not entitled.

31.         Undisclosed liabilities

(a)          The Targets have no outstanding Debt or any other liabilities or obligations (whether accrued, absolute, contingent or otherwise) which is required to be reflected in financial statements pursuant to IFRS, except

(i)          to the extent reflected or reserved against in the Audited Financial Statements (including the notes thereto), as of the Most Recent Audited Financial Statements Date, or

(ii)         those incurred in the conduct of the Business since the Most Recent Audited Financial Statements Date in the Ordinary Course of Business, which are of the type that either ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of contract, tort or violation of Law, or

(iii)        to the extent disclosed elsewhere in this Agreement or in the Disclosure Schedule, or

(iv)        to the extent incurred in connection with the transactions contemplated by the Agreement.

(b)          The Corporation has no off balance sheet liabilities of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Corporation.

32.         Unusual Transactions

Except as disclosed in Section 32 of the Disclosure Schedule, since August 31, 2013 the Targets have not:

(a)          given any guarantee of any debt, liability or obligation of any Person;

(b)          subjected any of their assets, or permitted any of their assets to be subjected, to any Encumbrance other than the Permitted Encumbrances, other than in the Ordinary Course of Business;

(c)          sold, leased or otherwise disposed of or transferred any assets other than in the Ordinary Course of Business;

(d)          declared or paid any dividend or otherwise made any distribution or other payment of any kind or nature whatsoever to any of its shareholders or any other Person, or taken any corporate proceedings for that purpose;

(e)          redeemed, purchased or otherwise retired any of their shares or otherwise reduced their stated capital;

(f)          modified, amended or terminated any Material Contract (except for Contracts which expire by the passage of time) resulting in a Material Adverse Effect;

(g)          waived or released any right or rights which they have or had, or a debt or debts owed to them resulting, collectively or individually, in a Material Adverse Effect;

(h)          made any change in excess of five per cent (5%) in the aggregate for all the compensation arrangements with their Employees, officers or directors or entered into any transaction related-bonuses, termination, notice, severance or change of control arrangements or agreements with their Employees, officers or directors;

(i)          increased benefits to which Employees are entitled under any Employee Benefit Plan or create any new Employee Benefit Plan;

(j)          made any change in any method of accounting or auditing practice except as required by IFRS; or

(k)          agreed or offered to do any of the things described in this Section 32.

33.         Canadian Assets; Cultural Business

(a)          For purposes of the Competition Act (Canada), the Targets and their Affiliates have assets in Canada with an aggregate value of less than C$200 million, and annual gross revenues from sales in, from or into Canada with an aggregate value of less than C$200 million.

(b)          For the purposes of the Investment Canada Act, the Targets are not a “cultural business” and are not engaged in “cultural business” activities.

34.         Export Control Laws

(a)          Except for non-compliances which do not, individually or in the aggregate, have a material impact on the Corporation, the Corporation and each of its Subsidiaries has at all times been in compliance with all applicable Canadian Laws relating to export control and trade embargoes.

(b)          Without limiting the foregoing: (i) the Corporation and each of its Subsidiaries has obtained, to the extent required by the Export and Import Permits Act of Canada (including the Export Control List), all export licenses and other approvals required for its exports of products, software and technologies from Canada; (ii) each of the Corporation and each of its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (iii) there are no pending or, to the Corporation’s Knowledge, threatened claims against the Corporation or any of its Subsidiaries with respect to the export or deemed export of any product or Third Party Software, technical data or other materials, any export licenses or other approvals, if any; and (iv) no consents or approvals for the transfer of any export licenses, approvals or authorizations to Buyer are required, except for such consents and approvals that can be obtained expeditiously without material cost.

35.         Certain Transactions and Agreements

Except as disclosed in Section 35 of the Disclosure Schedule, none of the shareholders of the Corporation nor, to the Knowledge of the Corporation, any officers or directors of the Corporation, (i) is a party to any Contract with the Corporation or its Subsidiaries, except for compensation for services as a director, officer or Employee of the Corporation or any of its Subsidiaries, or (ii) has any interest in any property, real or personal, tangible or intangible, used in the Corporation’s business, except for the normal rights of a stockholder.

36.         Certain Payments

Since May 14, 2011, none of the Targets, nor, to the Corporation’s Knowledge, any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee that relates to the business of the any of the Targets, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

37.         No Material Adverse Effect

Since the Balance Sheet Date there has not occurred a Material Adverse Effect.